QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
OPSWARE INC.
at
$14.25 Net Per Share
by
ORCA ACQUISITION CORPORATION
a wholly-owned subsidiary of
HEWLETT-PACKARD COMPANY

  THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON THURSDAY, AUGUST 30, 2007, UNLESS THE OFFER IS EXTENDED.

        Orca Acquisition Corporation, a Delaware corporation ("Purchaser") and wholly-owned subsidiary of Hewlett-Packard Company, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share ("Shares"), of Opsware Inc., a Delaware corporation (the "Company"), at a purchase price of $14.25 per Share (the "Offer Price"), net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the "Offer").

        This Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 20, 2007 (as it may be amended from time to time, the "Merger Agreement"), by and among Parent, Purchaser and the Company. Under the terms of the Merger Agreement, following the consummation of the Offer and subject to certain conditions described in this Offer to Purchase, Purchaser will merge with and into the Company (the "Merger") and all then outstanding Shares will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price without interest thereon and less any required withholding taxes.

        After careful consideration, the board of directors of the Company (i) determined that the Merger Agreement is advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and its stockholders; (iii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iv) recommends that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required, adopt the Merger Agreement.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer as it may be extended from time to time a number of Shares, which, when added to any Shares already owned by Parent or Purchaser, represents at least a majority of the total number of Shares outstanding immediately prior to the expiration of the Offer on a fully diluted basis and no less than a majority of the voting power of the Shares outstanding immediately prior to the expiration of the Offer on a fully diluted basis and entitled to vote in the election of directors or (if a greater majority) upon the adoption of the Merger Agreement (such condition, the "Minimum Condition"); (ii) any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and any approvals required under applicable antitrust laws of China and Germany having been obtained, in each case, free of any conditions imposing a Divestiture (as defined herein); and (iii) there not being any Company Material Adverse Effect (as defined herein) at the time the Offer expires. The Offer is also subject to certain other conditions described in Section 15—"Conditions to the Offer." There is no financing condition to the Offer.

        A summary of the principal terms of the Offer appears on pages (i) through (vii). You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

The Information Agent for the Offer is:

The Dealer Manager for the Offer is:

August 3, 2007

IMPORTANT

        If you wish to tender all or any portion of your Shares in the Offer, you should either:

          (i)    complete and sign the Letter of Transmittal for the Offer (or a manually executed facsimile thereof) in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such executed facsimile thereof (together with the stock certificates representing the Shares to be tendered and all other required documents) to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), or follow the procedures for book-entry transfer set forth in Section 3—"Procedure for Tendering Shares" of this Offer to Purchase, or

          (ii)   request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares in the Offer.

        If you wish to tender your Shares in the Offer and the certificates representing your Shares are not immediately available or you cannot comply with the procedures for book-entry transfer on a timely basis or you cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender such Shares by following the guaranteed delivery procedures described in Section 3—"Procedure for Tendering Shares" of this Offer to Purchase.

        Questions and requests for assistance in connection with the Offer should be directed to Innisfree M&A Incorporated, the information agent for the Offer (the "Information Agent"), or to J.P. Morgan Securities Inc., the dealer manager for the Offer (the "Dealer Manager"), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other materials related to the Offer may be obtained at our expense from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees that hold Shares.

SUMMARY TERM SHEET

        This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letter of Transmittal provided with this Offer to Purchase. Section references are included to direct you to a more complete description of the topics discussed in this summary term sheet.

Securities Sought	All issued and outstanding shares of common stock, par value $0.001 per share, of Opsware Inc.
Price Offered Per Share	$14.25 in cash, without interest and less any required withholding taxes.
Scheduled Expiration of Offer	12:00 midnight, New York City time on Thursday, August 30, 2007, unless the Offer is otherwise extended. See Section 1—"Terms of the Offer."
Purchaser	Orca Acquisition Corporation, a wholly-owned subsidiary of Hewlett-Packard Company.

Who is offering to buy my shares?

        Our name is Orca Acquisition Corporation. We are a Delaware corporation and wholly-owned subsidiary of Hewlett-Packard Company, which is also a Delaware corporation. We were formed for the sole purpose of acquiring Opsware Inc. and, accordingly, have not carried on any activities other than in connection with the acquisition of Opsware Inc. Hewlett-Packard Company is among the world's largest IT companies, with revenue totaling $97.1 billion for the four fiscal quarters ended April 30, 2007 and a portfolio that spans printing, personal computing, software, services and IT infrastructure.

        Unless the context indicates otherwise, in this Offer to Purchase we use the terms "Purchaser," "us," "we" and "our" to refer to Orca Acquisition Corporation and, where appropriate, Hewlett-Packard Company. We use the term "Parent" to refer to Hewlett-Packard Company alone and the term the "Company" or "Opsware" to refer to Opsware Inc.

        See "Introduction" and Section 9—"Certain Information Concerning Purchaser and Parent."

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term "Offer" to refer to this offer and the term "Shares" to refer to shares of Company common stock that are the subject of the Offer.

        See "Introduction" and Section 1—"Terms of the Offer."

How much are you offering to pay for my Shares and what is the form of payment?

        We are offering to pay you $14.25 per Share, net to the seller in cash, without interest and less any required withholding taxes. We refer to this amount as the "Offer Price."

        See "Introduction" and Section 1—"Terms of Offer."

i

Will I have to pay any fees or commissions if I tender my Shares?

        If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses.

        If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the institution that holds your Shares to determine whether any charges will apply.

        See "Introduction" and Section 3—"Procedure for Tendering Shares."

Is there an agreement governing the Offer?

        Yes. Purchaser, Parent and the Company have entered into an Agreement and Plan of Merger dated as of July 20, 2007 (as may be amended from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into the Company (the "Merger").

        See Section 13—"The Transaction Documents" and Section 15—"Conditions to the Offer."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  there being validly tendered and not withdrawn before the expiration of the Offer, as it may be extended from time to time, a number of Shares, which, when added to any Shares already owned by Parent or Purchaser, represents at least a majority of the total number of Shares outstanding immediately prior to the expiration of the Offer on a fully diluted basis and no less than a majority of the voting power of the Shares outstanding immediately prior to the expiration of the Offer on a fully diluted basis and entitled to vote in the election of directors or (if a greater majority) upon the adoption of the Merger Agreement (we refer to this condition as the "Minimum Condition");

  •
  any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated and any approvals required under applicable antitrust laws of China and Germany having been obtained, in each case, free of any conditions imposing a divestiture with respect to Parent, the Company or any of their subsidiaries or assets; and

  •
  there not being any Company Material Adverse Effect (as defined herein) at the time the Offer expires.

        The Offer is also subject to other conditions. There is no financing condition to the Offer. See Section 15—"Conditions to the Offer."

Do you have the financial resources to pay for the Shares?

        Yes. We estimate that we will need approximately $1.65 billion to purchase all of the Shares pursuant to the Offer and to pay all related fees and expenses. As of April 30, 2007, Parent and its direct and indirect subsidiaries had cash and cash equivalents and short-term investments in the amount of approximately $12.3 billion. Purchaser will have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares that are tendered in the Offer because Parent will contribute or otherwise advance funds to Purchaser to enable Purchaser to pay for the Shares that are tendered in the Offer. There is no financing condition to the Offer.

        See Section 10—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares?

        No. We do not believe our financial condition is relevant to your decision to tender your Shares in the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the Offer is not subject to any financing condition;

  •
  if we consummate the Offer, we will acquire all remaining Shares not purchased in the Offer for the same cash price in the subsequent merger of Purchaser with and into the Company; and

  •
  in the Merger Agreement, Parent has represented that it will make available to Purchaser the funds necessary to consummate the Offer and the Merger.

What does the board of directors of Opsware recommend?

        After careful consideration, the board of directors of the Company (i) determined that the Merger Agreement is advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and its stockholders; (iii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iv) recommends that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required, adopt the Merger Agreement.

        A description of the reasons why the Company's board of directors approved the Offer and the Merger is set forth in Schedule 14D-9 that is being mailed to you together with this Offer to Purchase.

Is there a deadline for tendering my Shares?

        Yes. You will have until 12:00 midnight, New York City time, on Thursday, August 30, 2007, to tender your Shares in the Offer, unless we extend the Offer.

        If you cannot deliver everything that is required to validly tender your Shares by that time, you may be able to use a guaranteed delivery procedure to tender your Shares, which procedure is described in Section 3—"Procedure for Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that, if any of the conditions to the Offer have not been satisfied or waived, we will extend (and re-extend) the Offer beyond Thursday, August 30, 2007 for successive periods of up to 20 business days each until the earlier to occur of (i) the satisfaction or waiver of the conditions to the Offer and (ii) January 20, 2008. In addition, in the event that as of January 20, 2008, all of the conditions to the Offer have been satisfied or waived, other than the expiration or termination of all waiting periods or receipt of all approvals under applicable antitrust laws of the United States, China and Germany, then we will extend the Offer beyond January 20, 2008 for successive periods of up to 20 business days until April 20, 2008.

        In addition, we will extend the Offer for any period or periods as may be required by any law, rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC"), the staff of the SEC or the Nasdaq Global Market that is applicable to the Offer.

        We may also elect to provide a subsequent offering period for the Offer if, following the consummation of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer constitute less than 90 percent of the then outstanding Shares. A subsequent offering period, if included, will be an additional period of between 3 and 20 business days beginning the next business day after the expiration of the Offer, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price. If we include a subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. We will also immediately accept and prompty pay for all Shares that are validly tendered during any such subsequent offering period. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

        See Section 1—"Terms of the Offer."

How will I be notified if you extend the Offer?

        If we extend the Offer, we will inform Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

        See Section 1—"Terms of the Offer."

How do I tender my Shares?

        If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the date and time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase.

        If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, the institution that holds your Shares can tender your Shares on your behalf, and may be able to tender your Shares through the Depositary. You should contact the institution that holds your Shares for more details.

        If you are unable to deliver everything that is required to tender your Shares to the Depositary by the expiration of the Offer, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the Depositary must receive the missing items within the time period specified in the notice.

        See Section 3—"Procedure for Tendering Shares."

May I withdraw previously tendered Shares?

        You may withdraw any previously tendered Shares at any time until the Offer has expired. You may also withdraw any previously tendered and not accepted Shares at any time after Monday, October 1, 2007 if we have not accepted your Shares for payment prior to that date.

        If we provide for a subsequent offering period, however, you will not be able to withdraw during the subsequent offering period any Shares that you previously tendered in the Offer or any of the Shares that you tender during the subsequent offering period.

        See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares.

        If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee that tendered your Shares to arrange for the withdrawal of your Shares.

        See Section 4—"Withdrawal Rights."

What is the "top-up option" and when will it be exercised?

        Under the Merger Agreement, if we do not acquire at least 90 percent of the outstanding Shares in the Offer, we have the option, subject to certain limitations, to purchase from the Company up to a number of additional Shares sufficient to cause us to own at least 90 percent of the Shares then outstanding at a price per Share equal to the Offer Price. We refer to this option as the "top-up option." The top-up option cannot be exercised if (i) the number of top-up option shares would exceed the number of authorized but unissued and unreserved Shares of the Company's common stock, (ii) following the exercise of the top-up option, we would not hold at least 90 percent of the outstanding Shares or (iii) the exercise of the top-up option or the issuance of Shares upon such exercise is prohibited by law or would require the approval of the Company's stockholders.

If I decide not to tender my Shares, what will happen to my Shares?

        If the Offer is consummated and certain other conditions are satisfied, Purchaser will merge with and into the Company and all then outstanding Shares will be cancelled and converted into the right to receive the Offer Price, without interest thereon and less any required withholding taxes.

        If the Merger is consummated, Company stockholders who do not tender their Shares in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer (the "merger consideration"). Therefore, if the Offer and the Merger are consummated, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you will be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer but will be available to you in the Merger. See Section 17—"Appraisal Rights." If the Offer is consummated but the Merger is not consummated, however, the number of Company stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described below, the Company may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies.

        See "Introduction" and Section 7—"Possible Effects of Offer on Listing, Market for Shares and SEC Registration."

If the Offer is consummated, will the Company remain a public company?

        No. Following the consummation of the Offer, we will complete the Merger if and when the conditions to the Merger are satisfied. If the Merger is consummated, the Company will no longer be publicly owned. Even if the Merger is not consummated, following the consummation of the Offer:

  •
  there may not be an active public trading market for the Shares (or possibly, there may not be any public trading market); and

  •
  the Company may cease making filings with the SEC or otherwise cease being required to comply with the rules relating to publicly held companies because we intend to and will cause the Company to apply for termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

        See Section 7—"Possible Effects of Offer on Listing, Market for Shares and SEC Registration."

v

Will I have appraisal rights in connection with the Offer?

        No appraisal rights will be available to you in connection with the Offer. However, stockholders will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and do not vote in favor of the Merger, subject to and in accordance with Delaware law. Stockholders must properly perfect their right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights.

        See Section 17—"Appraisal Rights."

What is the market value of my Shares as of a recent date?

        On July 20, 2007, the last full day of trading before the public announcement by Parent and the Company of the terms of the Offer and the Merger, the reported closing sales price on Nasdaq was $10.28 per Share. On August 2, 2007, the last full day of trading before the commencement of the Offer, the reported closing sales price on Nasdaq was $14.13 per Share. We encourage you to obtain a recent quotation for the Shares in deciding whether to tender your Shares.

        See Section 6—"Price Range of Shares; Dividends on the Shares."

What will happen to my options in the Merger?

        If you have any options to purchase Shares that were granted under a Company stock plan, or an option that the Company converted pursuant to an acquisition or merger (each an "Option"), in connection with the Merger, Parent will either assume your Option so that it is exercisable for Parent common stock after the Merger or will cancel your Option. Upon consummation of the Merger, your Option will be automatically cancelled if any of the following is true: (i) you are not an employee or service provider of Parent, the Company or any other subsidiary of Parent immediately after the Merger; (ii) your Option is outstanding, vested and exercisable immediately prior to the Merger, including any options that vest at the Merger; (iii) your Option has an exercise price equal to or greater than the Offer Price; (iv) you are a non-employee member of the Company's board of directors; or (v) you are a resident of a non-U.S. jurisdiction or your Option is subject to the laws of a non-U.S. jurisdiction and Parent reasonably determines that your Option may not be assumed by Parent. All other Options will be assumed by Parent. If and to the extent your Option is cancelled under (iv) or (v) above, the vesting of your Option will be accelerated prior to the Merger so that it will be fully vested and exercisable by you immediately prior to the Merger, or cancelled and cashed out as described below. If your Option will be cancelled upon the Merger and is not exercised in full by you prior to the Merger, the vested portion of your cancelled Option, to the extent that it has an exercise price less than the Offer Price, will be cashed out after the Merger for an amount in cash equal to the number of Shares underlying such Option multiplied by the difference between the Offer Price and the exercise price per share of the cancelled Option, less applicable withholding taxes.

For how many shares of Parent common stock will my Option that is assumed by Parent be exercisable and what will be the exercise price per share?

        If your Option is assumed by Parent in the Merger, it will be exercisable for a number of shares of Parent common stock determined by multiplying the number of Shares issuable upon the exercise of the Option held by you by a fraction, the numerator of which is the Offer Price and the denominator of which is the average closing sale price of a share of Parent common stock on the New York Stock Exchange for the five consecutive trading days ending on the date that is two trading days prior to the date the Merger is consummated, rounded down to the nearest whole number of shares of Parent common stock. We refer to such fraction as the "Exchange Ratio." The exercise price per share for each new Parent option held by you will be determined by dividing the exercise price per Share of each Option held by you by the Exchange Ratio, rounded up to the nearest cent. All other material terms of your Option, including the provisions with respect to vesting and the consequences of termination of employment, will continue in effect and your Option will continue to be governed by the terms of the Company stock plan and stock option agreement pursuant to which your Option was issued.

What will happen to my restricted Shares in the Offer and the Merger?

        If, immediately prior to the effective time of the Merger, you hold fewer than 500 restricted Shares, each of your restricted Shares will be fully vested, cancelled and converted into the right to receive, at the effective time, the merger consideration, without interest and less any required withholding taxes.

        If, immediately prior to the effective time of the Merger, you hold 500 or more restricted Shares, your restricted Shares will not vest, but the merger consideration payable for such restricted Shares will remain subject to the existing restrictions and vesting arrangements. You will become entitled to receive the merger consideration without interest and less any required withholding taxes, for each restricted Share after the date your restricted Shares would have become vested under their existing vesting schedule.

        What are the material United States federal income tax consequences of tendering Shares?

        If you are a U.S. holder (as defined in Section 5—"Material Federal Income Tax Consequences"), the receipt of cash by you in exchange for your Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes, and may also be a taxable transaction under applicable state, local and foreign tax laws. In general, you will recognize, for United States federal income tax purposes, gain or loss equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. If you are a U.S. holder and if the Shares sold or exchanged constitute capital assets in your hands, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual stockholder are eligible for preferential rates of U.S. federal income tax if the Shares were held for more than one year. If the Shares are held for one year or less, such capital gains recognized by an individual stockholder will be subject to tax at ordinary income tax rates. We recommend that you consult your own tax advisors as to the particular tax consequences to you of the Offer and the Merger, including the effect of United States, federal, state and local tax laws or foreign tax laws.

        See Section 5—"Material Federal Income Tax Consequences."

Whom should I call if I have questions about the Offer?

        You may call Innisfree M&A Incorporated, the information agent for the Offer, at (877) 750-5838 (toll-free) if you are a stockholder or (212) 750-5833 (collect) if you are a bank or broker, or J.P. Morgan Securities Inc., the dealer manager for the Offer, at (877) 371-5947. See the back cover of this Offer to Purchase for further information on how to obtain answers to your questions.

To the Stockholders of Opsware Inc.:

INTRODUCTION

        We, Orca Acquisition Corporation, a Delaware corporation ("Purchaser") and wholly-owned subsidiary of Hewlett-Packard Company, a Delaware corporation ("Parent"), are offering to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Opsware Inc., a Delaware corporation (the "Company"), at a purchase price of $14.25 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer").

        We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of July 20, 2007 (as it may be amended from time to time, the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer and also provides that, as soon as practicable after the consummation of the Offer and upon the terms and subject to certain conditions of the Merger Agreement, we will be merged with and into the Company (the "Merger"), and the Company will continue as the surviving corporation of the Merger (the "Surviving Corporation") and a wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger as described in Section 17—"Appraisal Rights" and any Shares held by the Company, Parent and any of their subsidiaries (including us)) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and less any required withholding taxes. The Merger Agreement is more fully described in Section 13—"The Transaction Documents," which also contains a discussion of the treatment of stock options and restricted Shares.

        Stockholders of record who tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on our purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees. We will pay all charges and expenses of the Depositary, Innisfree M&A Incorporated, the information agent for the Offer (the "Information Agent"), and J.P. Morgan Securities Inc., the dealer manager for the Offer (the "Dealer Manager"), for their respective services in connection with the Offer and the Merger. See Section 18—"Fees and Expenses."

        After careful consideration, the board of directors of the Company (i) determined that the Merger Agreement is advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and its stockholders; (iii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iv) recommends that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required, adopt the Merger Agreement.

        The Company has advised Parent that Goldman, Sachs & Co. ("Goldman Sachs"), the Company's financial advisor, rendered its opinion to the board of directors of the Company to the effect that, as of July 20, 2007 and based upon and subject to the factors and assumptions set forth therein, the $14.25 per Share in cash to be received by the holders of Shares in the Offer and the Merger was fair from a financial point of view to such holders. The full text of Goldman Sachs' written opinion, dated as of July 20, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex II to the

Company's Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") and which will be mailed to the Company's stockholders with this Offer to Purchase. Goldman Sachs provided its opinion for the information and assistance of the Company's board of directors in connection with its consideration of the Offer and the Merger. The Goldman Sachs opinion does not constitute a recommendation as to whether or not you should tender Shares in connection with the Offer or how you should vote with respect to the Merger or the adoption of the Merger Agreement or any other matter.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer as it may be extended from time to time a number of Shares, which, when added to any Shares already owned by Parent or Purchaser, represents at least a majority of the total number of Shares outstanding immediately prior to the expiration of the Offer on a fully diluted basis and no less than a majority of the voting power of the Shares outstanding immediately prior to the expiration of the Offer on a fully diluted basis and entitled to vote in the election of directors or (if a greater majority) upon the adoption of the Merger Agreement (such condition, the "Minimum Condition"); (ii) any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated and any approvals required under applicable antitrust laws of China and Germany having been obtained, in each case, free of any conditions imposing a Divestiture (as defined in Section 15—"Conditions to the Offer"); and (iii) there not being any "Company Material Adverse Effect" (as defined in Section 15—"Conditions to the Offer") at the time the Offer expires. The Offer is also subject to certain other conditions described in Section 15—"Conditions to the Offer." There is no financing condition to the Offer.

        The Company has represented that as of July 16, 2007 there were 105,811,082 shares issued and outstanding and that as of July 16, 2007 there were outstanding stock options to purchase 24,618,041 Shares. Neither Parent nor Purchaser currently beneficially owns any Shares except insofar as they may be deemed to beneficially own Shares as a result of the execution and delivery of the Tender and Stockholder Support Agreements described in Section 13—"The Transaction Documents." Parent disclaims such beneficial ownership. In determining whether the Minimum Condition has been satisfied, Shares that are subject to issuance upon the exercise of vested stock options that are outstanding immediately prior to the expiration of the Offer and Shares that are subject to issuance upon exercise of stock options that may become vested prior to April 20, 2008, as well as 1,500,000 Shares that may be issued under the Company's ESPP are deemed to be outstanding. Based on the foregoing, Purchaser believes that approximately 61,643,274 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied. The following directors and executive officers of the Company, as well as certain trusts and limited partnership entities affiliated with certain of such persons, who collectively beneficially own approximately 15.8 percent of the Shares as of July 16, 2007, have agreed to tender their Shares into the Offer pursuant to the Tender and Stockholder Support Agreements: Marc L. Andreessen, Jordan J. Breslow, William V. Campbell, David F. Conte, Mark D. Cranney, Sachin Gupta, Timothy A. Howes, Benjamin A. Horowitz, Simon M. Lorne, Michael S. Ovitz, Sharmila N. Shahani, John L. O'Farrell and Michelangelo A. Volpi. See Section 13—"The Transaction Documents."

        Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the requisite vote of stockholders of the Company, if required by Delaware law. Under Delaware law, the affirmative vote of a majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock that would be necessary to adopt the Merger Agreement at any required meeting of the Company's stockholders. However, Delaware law provides that if a corporation owns at least 90 percent of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). Under the Merger Agreement, if, following completion of the Offer, we own at least 90 percent of the then outstanding Shares, Parent is required to effect a short-form merger of us into the Company in accordance with Delaware law.

        No appraisal rights are available in connection with the Offer; however, under Delaware law, stockholders continuing to own their Shares at the time of the Merger who do not vote in favor of the Merger and properly perfect their appraisal rights will have appraisal rights in connection with the Merger. See Section 17—"Appraisal Rights."

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

THE OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, August 30, 2007 (the "Scheduled Expiration Date"), unless we shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by us, shall expire.

        The Offer is conditioned upon the Minimum Condition and the other conditions described in Section 15—"Conditions to the Offer." We believe the minimum number of Shares that must be tendered and not withdrawn in order to achieve the Minimum Condition is approximately 61,643,274. Directors and executive officers of the Company, as well as certain trusts and limited partnership entities affiliated with certain of such persons, who collectively beneficially own approximately 15.8 percent of the Shares as of July 16, 2007 have agreed to tender their Shares into the Offer pursuant to the Tender and Stockholder Support Agreements. See Section 13—"The Transaction Documents."

        We have agreed in the Merger Agreement to extend the Offer beyond the Scheduled Expiration Date for successive periods of up to 20 business days each until the earlier to occur of (i) the satisfaction or waiver of the conditions to the Offer and (ii) January 20, 2008. If, as of January 20, 2008, all of the conditions to the Offer have been satisfied or waived, other than the expiration or termination of all waiting periods or receipt of all approvals under applicable antitrust laws of the United States, China and Germany, we have agreed to extend the Offer beyond January 20, 2008 for successive periods of up to 20 business days until April 20, 2008. In addition, we will extend the Offer beyond the Scheduled Expiration Date for any period or periods as may be required by any law, rule, regulation, interpretation or position of the SEC, the staff of the SEC, or the Nasdaq Global Market that is applicable to the Offer.

        We also have agreed in the Merger Agreement that, without the prior written consent of the Company, we will not (i) decrease the Offer Price, (ii) change the form of consideration to be paid in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) impose conditions to the Offer that are different than, or in addition to, those described in Section 15—"Conditions to the Offer," (v) amend or waive the Minimum Condition, (vi) modify the terms or conditions of the Offer in a way that broadens the scope of the conditions to the Offer or is adverse to the holders of Shares, or (vii) extend the Offer except in accordance with the Merger Agreement.

        If we extend the Offer, or are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares, or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights." However, our ability to delay payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        Except as set forth above, and subject to the applicable rules and regulations of the SEC, we expressly reserve the right to waive any condition to the Offer, increase the Offer Price or amend the Offer in any respect. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer have not been satisfied or upon the occurrence of any of the events set forth in Section 15—"Conditions to the Offer." Under certain circumstances, we and Parent may terminate the Merger Agreement and the Offer.

        After the expiration of the Offer and acceptance of the Shares tendered in, and not withdrawn from, the Offer, we may, but are not obligated to, provide a subsequent offering period, if, following the consummation of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer constitute less than 90 percent of the then outstanding Shares entitled to vote on the adoption of the Merger Agreement. A subsequent offering period, if included, will be an additional period of between 3 and 20 business days beginning on the next business day following the Expiration Date, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price. If we include a subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and we will immediately accept and promptly pay for any Shares tendered during the subsequent offering period.

        We do not currently intend to provide a subsequent offering period in the Offer, although we reserve the right to do so. If we elect to provide or extend any subsequent offering period, a public announcement of such inclusion or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date or date of termination of any prior subsequent offering period.

        Under the Merger Agreement, if we do not acquire at least 90 percent of the outstanding Shares in the Offer, we have the option, subject to certain limitations, to purchase from the Company up to a number of additional Shares sufficient to cause us to own at least 90 percent of the Shares then outstanding at a price per Share equal to the Offer Price. We refer to this option as the "top-up option." The top-up option cannot be exercised if (i) the number of top-up option shares would exceed the number of authorized but unissued and unreserved Shares of the Company's common stock,

(ii) following exercise of the top-up option, we would not hold at least 90 percent of the outstanding shares or (iii) the exercise of the top-up option or the issuance of Shares upon such exercise is prohibited by law or would require the approval of the Company's stockholders.

        The Company has provided us with a list of its stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 1—"Terms of the Offer" and Section 15—"Conditions to the Offer."

        In all cases, we will pay for Shares accepted for payment in the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC"), pursuant to the procedures set forth in Section 3—"Procedure for Tendering Shares," (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal. See Section 3—"Procedure for Tendering Shares."

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if and when we give oral or written notice to the Depositary of our acceptance of such Shares for payment pursuant to the Offer. We will pay for Shares accepted for payment pursuant to the Offer by deposit of the total Offer Price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under Section 15—"Conditions to the Offer," the Depositary, on our behalf, may retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder

(or, in the case of Shares delivered by book-entry transfer to DTC, such Shares will be credited to an account maintained with DTC), promptly after the expiration, termination or withdrawal of the Offer.

3.     Procedure for Tendering Shares.

        Valid Tenders.    For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, or (ii) an Agent's Message in the case of a book-entry delivery, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (a) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for transfer. Although delivery of Shares may be effected through book-entry at DTC, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other required documents, or an Agent's Message in the case of a book-entry delivery, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

        Guarantee of Signatures.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment or are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and your certificates for Shares are not immediately available or you cannot deliver all required documents to the Depositary prior to the Expiration Date, or you cannot comply with the procedure for book-entry transfer on a timely basis, you may nevertheless tender your Shares by satisfying all of the following requirements:

            (i)  your tender must be made by or through an Eligible Institution;

           (ii)  the Depositary must receive a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, prior to the Expiration Date; and

          (iii)  the Depositary must receive certificates representing all of your tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, within three trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

        The Notice of Guaranteed Delivery may be delivered to the Depositary by hand or by facsimile or mail and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at your election, option and risk. Delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, we recommend that all documents be sent by properly insured registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

        Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a Book-Entry Confirmation with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal (or, as applicable, an Agent's Message).

        Backup Withholding Tax.    To prevent federal income tax backup withholding with respect to payment of the purchase price of Shares purchased in the Offer, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup withholding tax by completing the Substitute Form W-9 included in the Letter of Transmittal or by otherwise certifying your exemption from backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should either complete an Internal Revenue Service ("IRS") Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, or other applicable IRS Form W-8 in order to provide the information and certification necessary to avoid backup withholding. See Instruction 8 set forth in the Letter of Transmittal.

        Determinations of Validity.    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole and absolute discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Shares that are determined by us not to be in proper form or the acceptance of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer (other than the Minimum Condition) or any defect or irregularity in the tender of any Shares whether or not similar defects or irregularities are waived in the case of any other stockholder. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Appointment as Proxy.    By executing the Letter of Transmittal as set forth above (or, in the case of book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), unless your Shares are withdrawn, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after July 20, 2007). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by you with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). Our designees will, with respect to the Shares for which such appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole judgment deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designees must be able to exercise full voting rights with respect to such Shares, including voting at any meeting of the stockholders.

        Binding Agreement.    The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the terms and conditions of the Offer and our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Offer.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

        You may withdraw Shares tendered in the Offer at any time on or prior to the Expiration Date. Thereafter, your tenders are irrevocable, except that they may be withdrawn at any time after Monday, October 1, 2007 unless we have accepted your Shares for payment. If our purchase of or payment for Shares is delayed for any reason or if we are unable to purchase or pay for Shares for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf and such Shares may not be withdrawn except to the extent that you are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

        For your withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the name of the registered owner and the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—"Procedure for Tendering Shares," any notice of withdrawal also must specify the name and number of the account at DTC to be credited with the withdrawn Shares.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal and our determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived.

        Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. However, you may retender withdrawn Shares at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3—"Procedure for Tendering Shares."

        We do not currently intend to provide a subsequent offering period in the Offer, although we reserve the right to do so. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5.     Material Federal Income Tax Consequences.

        The following is a summary of the material federal income tax consequences of the Offer and Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively. In addition, this summary is not a complete description of all the tax consequences of the Offer and Merger and, in particular, may not address U.S. federal income tax considerations to holders of Shares subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and holders whose functional currency is not the U.S. dollar). The discussion applies only to holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation. This discussion does not address any aspect of state, local, foreign, estate or gift taxation.

        The material federal income tax consequences set forth below are based upon current law. Because individual circumstances may differ, we urge you to consult your own tax advisor to determine the applicability of the rules discussed below to you and the particular tax effects of the Offer and the Merger to you, including the application and effect of state, local and other tax laws.

        As used in this discussion, a "U.S. holder" is any beneficial owner of Shares who is treated for U.S. federal income tax purposes as:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has validly elected under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of its partners generally will depend on a partner's status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the U.S. federal income tax consequences to them of the Offer and the Merger.

        The term "non-U.S. holder" means a beneficial owner, other than a partnership, of Shares that is not a U.S. holder.

  U.S. Holders

        The receipt of cash for Shares by a U.S. holder pursuant to the Offer or Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a U.S. holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted federal income tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes and will be taxed as ordinary income) and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. In general, capital gains recognized by an individual upon a disposition of Shares that were held for more than one year generally will be subject to a maximum United States federal income tax rate of 15%. If Shares were held for one year or less, such capital gains recognized by an individual stockholder will be subject to tax at ordinary income tax rates. Net capital losses may be subject to limits on deductibility.

  Non-U.S. Holders

        Payments made to a non-U.S. holder with respect to Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from U.S. federal income tax, unless:

  •
  the gain on Shares, if any, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the non-U.S. holder's permanent establishment in the United States or, in the case of an individual, a fixed base in the U.S. maintained by such non-U.S. holder), in which event (i) the non-U.S. holder will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States, and (ii) if the non-U.S. holder is a corporation, it may be subject to branch profits tax on such gain at a 30 percent rate (or such lower rate as may be specified under an applicable income tax treaty);

  •
  the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met (in such event the non-U.S. holder will be subject to tax at a flat rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year); or

  •
  the non-U.S. holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

  Information Reporting and Backup Withholding

        Payments made to a U.S. holder in connection with the Offer or Merger will be subject to information reporting and may be subject to "backup withholding" at a 28 percent rate. See Section 3—"Procedure for Tendering Shares." Backup withholding generally applies if the stockholder (i) fails to furnish its social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN or (iii) fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the stockholder is not subject to backup withholding.

        Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax, provided a claim for refund is timely filed with the IRS. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption. If you are a U.S. holder, you may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If you are a non-U.S. holder, you should complete an IRS Form W-8BEN, or other applicable IRS Form W-8, in order to avoid backup withholding. IRS FormW-8BEN and other IRS Forms W-8 are available from the Depositary or from the Internal Revenue Service web site, at http://www.irs.gov.

        THE SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER OR MERGER.

6.     Price Range of Shares; Dividends on the Shares.

        The Shares currently trade on the Nasdaq Global Market ("Nasdaq") under the symbol "OPSW." The following table sets forth the high and low sales prices per Share for each quarterly period within the two preceding fiscal years and for the first two quarterly periods within the current fiscal year, as reported by Nasdaq.

	High	Low
Fiscal Year Ended January 31, 2006:
First Quarter	$6.07	$4.22
Second Quarter	6.00	3.90
Third Quarter	5.51	4.17
Fourth Quarter	7.55	4.89
Fiscal Year Ended January 31, 2007:
First Quarter	$9.25	$6.55
Second Quarter	9.08	6.25
Third Quarter	9.68	6.32
Fourth Quarter	9.90	7.50
Fiscal Year Ending January 31, 2008:
First Quarter	$8.55	$6.23
Second Quarter	14.13	7.63
Third Quarter (through August 2, 2007)	14.16	14.07

        On July 20, 2007, the last full day of trading before the public announcement by Parent and the Company of the terms of the Offer and the Merger, the reported closing sales price on Nasdaq was $10.28 per Share. On August 2, 2007, the last full day of trading before the commencement of the Offer, the reported closing sales price on Nasdaq was $14.13 per Share. We urge you to obtain current market quotations for the Shares and to review all information received from the Company, including the materials referred to in Section 8—"Certain Information Concerning the Company."

        According to its public filings, the Company has never paid cash dividends and does not plan to do so in the foreseeable future. Pursuant to the Merger Agreement, the Company has agreed not to declare, pay or set aside any dividend or other distribution in respect of its capital stock.

7.     Possible Effects of Offer on Listing, Market for Shares and SEC Registration.

        Our purchase of the Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC (the "Nasdaq Stock Market"), the Nasdaq Stock Market would consider disqualifying the Shares for listing on Nasdaq (though not necessarily for listing on The NASDAQ Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of beneficial holders of round lots of Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, the Company has stockholders' equity of less than $10 million, or the bid price for the Shares over a 30 consecutive business day period is less than $1. Furthermore, the Nasdaq Stock Market would consider delisting the Shares from Nasdaq altogether if, among other possible grounds, (i) the number of publicly held Shares falls below 500,000, (ii) the total number of beneficial holders of round lots of Shares falls below 300, (iii) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (iv) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (v) the bid price for the Shares over a 30 consecutive business day period is less than $1, or (vi) (A) the Company has stockholders' equity of less than $2.5 million, (B) the market value of the Company's listed securities is less than $35 million over a 10 consecutive business day period, and (C) the Company's net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of the Company, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to the Company, as of July 16, 2007, there were 105,811,082 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for Nasdaq or are delisted from Nasdaq altogether, the market for Shares will be adversely affected.

        If the Nasdaq Stock Market were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

        The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 record holders of Shares. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act; the officers, directors and 10 percent stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act in connection with stockholders' meetings; and the Shares would no longer be eligible for Nasdaq listing. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

        We intend to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

        The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.     Certain Information Concerning the Company.

        Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

General.

        The Company is a Delaware corporation with its principal executive offices located at 599 N. Mathilda Avenue, Sunnyvale, California 94085. The telephone number of the Company is (408) 744-7300. The Company was incorporated as a Delaware corporation in September 1999. The Company is a provider of data center automation software products for enterprises, government agencies and service providers seeking to reduce the cost and improve the quality of their data center operations. The Company's software automation suite automates data center operations across servers, software, applications and network devices and discovers and tracks assets across the data center environment by automating formerly manual, time-consuming and error-prone tasks such as discovering, provisioning, changing, auditing, patching, reporting, configuring, scaling, securing and recovering of servers, software, business applications and network devices.

        Available Information.    The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on May 24, 2007 and distributed to the Company's stockholders. Such information also will be available in the Schedule 14D-9 and the Information Statement annexed thereto. Such reports, proxy statements and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the SEC.

        Financial Projections.    Certain financial projections prepared by the Company's management were made available to us in connection with our due diligence review of the Company.

        The Company has advised us that its financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company's business, all of which are difficult to predict and many of which are beyond the Company's control. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including the various risks set forth in the Company's periodic reports. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year.

        The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the acquisition of the Company by us pursuant to the Offer and the Merger. There can be no assurance that the announcement of the Offer and the Merger will not cause customers of the Company to delay or cancel purchases of the Company's products and services pending the consummation of the Offer and the Merger or the clarification of our intentions with respect to the conduct of the Company's business thereafter. Any such delay or cancellation of customer sales is likely to adversely affect the ability of the Company to achieve the results reflected in such financial projections. Further, the financial projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

        The Company has advised us that the financial projections were prepared solely for internal use, our use and the use of the Company's board of directors and its financial advisor in connection with the potential transaction and not with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by, and are the responsibility of, the Company's management. Neither the Company's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

        The inclusion of the financial projections herein shall not be deemed an admission or representation by the Company or us that they are viewed by the Company or us as material information of the Company, and in fact the Company has advised us that it views the financial projections as non-material because of the inherent risks and uncertainties associated with such long range forecasts.

	FY'08 Projections	FY'09 Projections	FY'10 Projections
	(in thousands, except percentages and per share data)
Revenue	$150,255	$221,107	$324,994
Cost of revenue	26,678	32,500	44,875

Gross profit	123,576	188,607	280,119
Gross margin (%)	82.2%	85.3%	86.2%
Operating expenses(1)	112,627	151,610	207,125

Net income from operations(1)	10,949	36,997	72,995
Operating Margin (%)	7.3%	16.7%	22.5%
Net income(1)	14,813	39,547	71,635
Net income per share (fully diluted basis)(1)	$0.13	$0.33	$0.57

(1)
Excludes employee stock option expenses and certain expenses relating to past acquisitions.

9.     Certain Information Concerning Purchaser and Parent.

        Purchaser is a Delaware corporation incorporated on July 18, 2007, with principal executive offices at 3000 Hanover Street, Palo Alto, California 94304. The telephone number of its principal executive offices is (650) 857-1501. To date, Purchaser has engaged in no activities other than those incident to its formation, the Merger Agreement and the commencement of the Offer. Purchaser is a wholly-owned subsidiary of Parent.

        Parent is a Delaware corporation incorporated in 1947 as the successor to a partnership founded in 1939 by William R. Hewlett and David Packard. Effective in May 1998, Parent changed its state of incorporation from California to Delaware. Parent's principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304. The telephone number of Parent's principal executive offices is (650) 857-1501. Parent is a leading global provider of products, technologies, solutions and services to individual consumers, small and medium sized businesses and large enterprises. Parent's offerings span enterprise storage and servers, multi-vendor services, including technology support and maintenance, consulting and integration and managed services, personal computing and other access devices, and imaging and printing-related products and services.

        The name, business address, current principal occupation or employment, five year material employment history and citizenship of each director and executive officer of Purchaser and Parent and certain other information are set forth on Annex I hereto.

        Except as a result of the Tender and Stockholder Support Agreements described in Section 13—"The Transaction Documents" and as described elsewhere in this Offer to Purchase or Annex I to this Offer to Purchase: (i) none of Parent and Purchaser and, to the knowledge of Parent and Purchaser, the persons listed in Annex I hereto or any associate or majority owned subsidiary of Parent, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Parent, Purchaser and, to the knowledge of Parent and Purchaser, the other persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Parent, Purchaser and, to the knowledge of Parent and Purchaser, the other persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Parent, Purchaser, their subsidiaries or, to knowledge of Parent and Purchaser, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, Purchaser, their subsidiaries or, to the knowledge of Parent and Purchaser, any of the other persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities of the Company, an election of directors or a sale or other transfer of a material amount of assets of the Company.

        Additional Information.    Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Parent. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in Section 8—"Certain Information Concerning the Company."

10.   Source and Amount of Funds.

        We estimate that it will cost an aggregate of approximately $1.65 billion to purchase all the Shares pursuant to the Offer and to pay related fees and expenses. As of April 30, 2007, Parent and its direct and indirect subsidiaries had cash and cash equivalents and short-term investments in the amount of approximately $12.3 billion. Parent has agreed in the Merger Agreement that it will make available to us the funds necessary to consummate the Offer and the Merger. Accordingly, we expect to have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares in the Offer. There is no financing condition to the Offer.

11.   Background of Offer; Past Contacts or Negotiations with the Company.

        On January 30, 2007, Mr. Thomas E. Hogan, Senior Vice President of HP Software, and Mr. Sandeep Johri, Vice President of Strategy and Corporate Development for HP Software, met with Mr. Ben Horowitz, the Company's President and Chief Executive Officer, and Mr. John O'Farrell, the Company's Executive Vice President of Business Development, to discuss views on potential transactions between Parent and the Company.

        On May 7, Mr. Marc Andreessen, Chairman of the Company, informed Mr. Hogan that the Company had received expressions of interest from potential acquirers and was open to discussing a potential strategic combination with Parent.

        On May 9, Parent and the Company entered into a mutual nondisclosure agreement, which included a standstill agreement, to facilitate the sharing of information with respect to their discussions regarding a potential transaction.

        On May 11, Mr. Hogan and other representatives of Parent visited the Company for a diligence session and discussion of the strategic merits of a potential strategic combination with the Company.

        From May 11 to May 18, representatives of Parent and the Company held a series of preliminary due diligence meetings during which the business, strategy and prospects of the Company were discussed.

        On or about May 14, Mr. Hogan and Mr. Horowitz had a further discussion in which Mr. Horowitz requested that Parent communicate its level of interest in pursuing a strategic transaction with the Company and provide a preliminary indication of valuation before the meeting of the Company's board scheduled to be held on May 22, which Parent did on May 18.

        On or about May 22, the Company informed Parent that its board of directors was not interested in continuing discussions and would not give serious consideration to offers for an acquisition of the Company below $14 per Share. Parent indicated it was not willing to consider a transaction on those terms at such time.

        On May 24, Parent received written notice from the Company requesting Parent to return or destroy all nonpublic information provided to Parent during the course of its due diligence investigation.

        On July 3, Mr. Horowitz and Mr. Hogan had a phone conversation during which Mr. Horowitz informed Mr. Hogan that the Company's board of directors planned to consider an acquisition proposal from a third party that afternoon. Mr. Hogan discussed a possible preliminary price range for an offer from Parent to acquire the Company. Mr. Horowitz informed Mr. Hogan that the Company had already received a cash offer above such range.

        From July 4 through July 11, representatives of Parent and the Company held a number of phone calls discussing the possibility of a business combination between Parent and the Company.

        On July 9 and 10, Mr. Horowitz and Mr. Andreessen telephoned Mr. Hogan to inform him that the Company had received a bona fide acquisition proposal and to inquire whether Parent would be interested in acquiring the Company at a price in excess of $14 per Share. The Company's executives further stated that if there was interest, Parent would need to be prepared to move rapidly to complete due diligence and negotiate a definitive acquisition agreement.

        On July 10, Mr. Johri telephoned Mr. Horowitz and Mr. O'Farrell to tell them that Parent's senior executives would be discussing the situation further the next day and that they were seriously considering the potential transaction.

        On July 11, Mr. Hogan telephoned Mr. Horowitz and indicated Parent's willingness to pursue an acquisition of the Company and discussed an acceptable price range. Later that day, Parent sent a non-binding letter of intent to the Company with respect to the proposed acquisition of the Company at a price of $14.05 per Share in cash.

        On July 13, representatives of the Company's financial advisor, Goldman Sachs, delivered a draft of the merger agreement for the proposed transaction prepared by representatives of the Company's legal advisor Fenwick & West LLP ("Fenwick & West") and the Company to Parent. The draft merger agreement provided that Parent would conduct a cash tender offer for the outstanding Shares of the Company following which a wholly-owned subsidiary of Parent would be merged into the Company to complete the transaction.

        On July 14, Shane Robison, Chief Technology Officer of Parent, telephoned Mr. Horowitz to express Parent's sincere interest in pursuing an acquisition of the Company and Parent's willingness to move quickly to enter into a transaction.

        Beginning on July 14 and continuing throughout the negotiation process, the Company made available to Parent and its representatives an electronic data room containing due diligence materials regarding the Company. Between July 14 and July 20, representatives of Parent reviewed these materials.

        From July 15 until July 19, representatives of the Company made various presentations to Parent and its representatives regarding the Company.

        On July 16, Mr. Horowitz and Mr. O'Farrell met with Mr. Robison, Marius Haas, Senior Vice President of Corporate Development of Parent, and Mr. Hogan. Parent provided an overview of Parent's software organization and the proposed integration and operating model for an acquisition of the Company. The executives of the Company and Parent discussed various considerations relating to the proposed acquisition, including ways to preserve the Company's relationships with its key employees, customers and business partners.

        On July 16, Parent delivered comments on the proposed draft of the Merger Agreement to representatives of Goldman Sachs, and representatives of Fenwick & West delivered a form of Tender and Stockholder Support Agreement to Parent. On July 17, representatives of Fenwick & West delivered to Parent and its legal advisor, Cleary Gottlieb Steen & Hamilton LLP ("Cleary Gottlieb") a revised draft of the Merger Agreement.

        From July 17 through July 20, representatives of Fenwick & West and Cleary Gottlieb, together with internal legal personnel at the Company and Parent, continued to negotiate the terms of the draft Merger Agreement and related documentation and to exchange drafts of such documents.

        On July 17, Ann Livermore, Executive Vice President of Parent, telephoned Mr. Horowitz to reaffirm Parent's interest and to discuss potential integration models with respect to the proposed acquisition of the Company by Parent.

        On July 17, Mr. Haas spoke by telephone with representatives of Goldman Sachs and with Mr. O'Farrell to reiterate Parent's interest in acquiring the Company and to seek clarification of the Company's process for making a decision. Representatives of Goldman Sachs notified Mr. Haas that Parent should communicate its "best and final" offer to the Company for consideration by the Company's board at a meeting to be held on July 18.

        On the morning of July 18, representatives of Goldman Sachs informed Mr. Haas of a potential diligence issue. Representatives of Parent and the Company had various discussions regarding this potential diligence issue thereafter.

        During the morning of July 18, Mark Hurd, the Chairman and Chief Executive Officer of Parent, telephoned Mr. Andreessen to reiterate Parent's interest in acquiring the Company.

        On the afternoon of July 18, Mr. Robison indicated to Mr. Horowitz that, subject to approval by Parent's board of directors, Parent would be willing to acquire the Company for $14.25 per Share in cash. Mr. Robison indicated that the proposal was supported by Mr. Hurd and that he expected the proposed transaction to be approved at the meeting of Parent's board of directors to be held on the afternoon of July 19. Mr. Haas conveyed the same message to representatives of Goldman Sachs on the same day.

        On the night of July 18, a representative of Goldman Sachs telephoned Mr. Haas to confirm Parent's verbal offer and advised Mr. Haas that the Company would like Parent to consider making certain modifications to the draft Merger Agreement in light of the potential due diligence issue disclosed to Parent earlier that day. A representative of Goldman Sachs recommended to Mr. Haas that Parent affirm its acceptance of the modifications and increase its offer above $14.25 as quickly as possible in order to maintain a timing advantage over a competitive bidder, which Parent appeared to have at that time. Subsequently, Mr. Haas indicated that Parent would not increase its price and would not agree to the requested modifications.

        On July 19, Parent's board of directors convened and approved the Merger Agreement, subject to finalization, and the consummation of the Offer and the Merger.

        At various times during the day on July 19, Messrs. Robison, Haas, Horowitz and O'Farrell discussed Parent's proposed acquisition of the Company at various prices, as well as the competitive nature of the bidding, the Company's resolution of the potential diligence issue disclosed to Parent on July 18, the status of Parent's due diligence process and the remaining open issues in the draft Merger Agreement. Later that day, Mr. Haas advised Mr. O'Farrell that Parent was prepared to confirm its offer of $14.25 per Share in cash and to execute a definitive merger agreement with the Company by close of business on the following day, subject to resolution of remaining issues in the draft Merger Agreement. Mr. O'Farrell subsequently called Mr. Haas and indicated that members of the Company's board viewed Parent's offer of $14.25 per Share in cash favorably and intended to consider such proposal for final approval at a meeting of the Company's board to be held on July 20, subject to receipt of Goldman Sachs' fairness opinion with respect thereto and resolution of remaining issues in the draft Merger Agreement. Messrs. Horowitz, O'Farrell and Howes then spoke by telephone with Ms. Livermore and Messrs. Robison, Hogan and Haas to discuss next steps.

        On July 20, representatives of Cleary Gottlieb, Fenwick & West, Parent and the Company completed the final negotiations and drafting of the proposed Merger Agreement and Tender and Stockholder Support Agreements.

        After the close of market on July 20, the Company, Parent and Purchaser executed the Merger Agreement and Parent, Purchaser and all but one of the other signatories to the Tender and Stockholder Support Agreements executed such agreements. The final signatory to the Tender and Stockholder Support Agreement delivered to Parent its executed copy on July 24, 2007.

        On July 23, before the opening of market, Parent issued a press release announcing the execution of the Merger Agreement.

        On August 3, we commenced the Offer.

12.   Purpose of the Offer and Plans for the Company.

        The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all of the capital stock of the Company not purchased pursuant to the Offer or otherwise. If you sell your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Company. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of the Company.

        We have commenced a detailed integration review and planning process in order to consider the manner and timing of the integration of the business and operations of Parent and the Company following the completion of the Merger. The integration planning process will include a detailed review of the Company, including its business, operations, properties, assets, products, management, personnel and systems. This integration planning process will continue throughout the pendency of the Offer and the Merger, but will not be implemented until the completion of the Merger.

        Assuming we purchase Shares pursuant to the Offer, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the board of directors of the Company. See Section 13—"The Transaction Documents."

        Except as described in this Offer to Purchase, we do not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or purchase, sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any change to the current management or board of directors of the Company, delisting any class of equity securities of the Company or becoming eligible for termination of registration under the Exchange Act or any material changes in the Company's capitalization, current dividend rate or policy, indebtedness, corporate structure or business.

13.   The Transaction Documents.

Merger Agreement.

        This section of the Offer to Purchase describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO filed by us on August 3, 2007 and is incorporated herein by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger. The Merger Agreement is not intended to provide you with any other factual information about us, Parent or the Company. Such information can be found elsewhere in this Offer to Purchase.

  The Offer.

        The Merger Agreement provides that the Offer will be conducted on the terms and subject to the conditions described in Section 1—"Terms of the Offer" and Section 15—"Conditions to the Offer."

  The Top-Up Option.

        Under the Merger Agreement, if we do not acquire at least 90 percent of the outstanding Shares in the Offer, we have the option, subject to certain limitations, to purchase from the Company up to a number of additional Shares sufficient to cause us to own at least 90 percent of the Shares then outstanding at a price per Share equal to the Offer Price. We refer to this option as the "top-up option." The top-up option cannot be exercised if (i) the number of top-up option shares would exceed the number of authorized but unissued and unreserved Shares of the Company's common stock, (ii) following exercise of the top-up option, we would not hold at least 90 percent of the outstanding Shares or (iii) the exercise of the top-up option or the issuance of Shares upon such exercise is prohibited by law or would require the approval of the Company's stockholders.

  The Merger.

        Merger.    The Merger Agreement provides that after the purchase of the Shares pursuant to the Offer, as soon as practicable after the approval and adoption of the Merger Agreement by the stockholders of the Company, to the extent required by Delaware law, and the satisfaction or waiver, if possible, of the conditions to the Merger contained in the Merger Agreement, Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation of the Merger under the name "Opsware Inc."

        Vote Required to Approve Merger.    Under Delaware law, if we acquire, pursuant to the Offer or otherwise, at least 90 percent of the outstanding Shares, we will be able to complete the Merger without a vote of the Company's stockholders. In such event, we will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after our acquisition of that number of Shares, without a meeting of the Company's stockholders. However, if we do not acquire at least 90 percent of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware law, a significantly longer period of time will be required to effect the Merger. Pursuant to the Merger Agreement, if a stockholders' vote is required to effect the Merger, and we have accepted for payment more than 50 percent of the outstanding Shares pursuant to the Offer (such event, the "Appointment Time"), the Company has agreed to convene a meeting of its stockholders to consider and vote on the Merger as soon as practicable following the Appointment Time and the expiration of any subsequent offering period under the Merger Agreement. The Company, acting through its board of directors, has further agreed that, if a stockholders' meeting is convened, the board of directors shall recommend that stockholders of the Company vote to approve the adoption of the Merger Agreement. At any such meeting, all of the Shares then owned by Parent and Purchaser and any of Parent's other subsidiaries will be voted in favor of the Merger.

        Conditions to the Merger.    The Merger Agreement provides that the obligations of Purchaser, Parent and the Company to effect the Merger are subject to satisfaction or waiver of, to the extent permitted by law, the following conditions:

  •
  to the extent required by Delaware law, the Merger Agreement will have been adopted by holders of a majority of the then outstanding Shares;

  •
  no order or injunction of a court of competent jurisdiction is in effect preventing the consummation of the Merger; and

  •
  we (or Parent on our behalf) shall have accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer (as may have been extended in accordance with the Merger Agreement).

        Conversion of Securities in the Merger.    At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than (i) each Share owned by Parent, Purchaser or the Company, or by any subsidiary of Parent, Purchaser or the Company, and (ii) Shares owned by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their rights of appraisal in respect of such Shares under Delaware law) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon, less any required withholding taxes, upon the surrender of the certificate representing such Share (the "Merger Consideration"). At the Effective Time, Shares owned by Parent, Purchaser or the Company, or by any subsidiary of Parent, Purchaser or the Company, in each case immediately prior to the Effective Time, will be cancelled without payment of any consideration and will cease to exist.

        Payment for Shares in the Merger.    Parent or Purchaser will deposit, or cause to be deposited, funds with Computershare Trust Company, N.A., as the paying agent, as soon as and in the amounts necessary to enable the paying agent to make payments of the Merger Consideration. Promptly after the Effective Time, the paying agent will mail to each holder of record of Shares immediately prior to the Effective Time whose Shares were converted into the right to receive the Merger Consideration a form of letter of transmittal and instructions to obtain payment of the Merger Consideration. Promptly after surrender of a completed letter of transmittal, and the stock certificates for Shares to the extent certificated, the paying agent will pay the Merger Consideration for such Shares to the holder of the stock certificates or of Shares represented by book entry. Following the expiration of one year after the Effective Time, at the request of the Surviving Corporation, any portion of the funds made available to the paying agent and not disbursed will be delivered to the Surviving Corporation. Holders of shares outstanding before the Effective Time will thereafter be entitled to look only to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar laws) only as general creditors for payment of any claims for Merger Consideration to which they may be entitled (without interest thereon and after giving effect to any required withholding tax).

        Treatment of Stock Options.    The Merger Agreement provides that Parent will not assume any option to purchase Shares granted under a Company stock plan, or any option that the Company converted pursuant to a prior acquisition or merger (each an "Option"), that falls into one or more of the following categories:

  •
  is held by a person who is not an employee or service provider of Parent, the Surviving Corporation or any other subsidiary of Parent immediately after the Effective Time,

  •
  is outstanding and vested and exercisable (after taking into account the effect of any accelerated vesting under the Merger Agreement or any other applicable contract or arrangement) immediately prior to the Effective Time,

  •
  has an exercise price immediately prior to the Effective Time that is equal to or greater than the Merger Consideration,

  •
  is subject to the laws of a non-U.S. jurisdiction and/or held by an employee located in a non-U.S. jurisdiction and which Parent reasonably determines may not be assumed by Parent and converted into an Assumed Option (as defined below) under applicable legal requirements of the relevant non-U.S. jurisdiction or under the generally applicable policies and practices of Parent with respect to the grant of equity awards in such jurisdiction, or

  •
  is held by a non-employee member of the Company's board of directors.

        However, any Option described in the fourth and fifth bullets above will be accelerated in full so that each such Option is fully vested and exercisable immediately prior to the Effective Time.

        At the Effective Time, each Option described above will be cancelled and, if such Option is vested and exercisable at the Effective Time, converted into the right to receive from the Surviving Corporation an amount in cash equal to the number of Shares underlying such Option multiplied by the difference between the Merger Consideration and the exercise price per share of such Option. Parent is obligated to pay these amounts within 15 business days after the Effective Time.

        The Merger Agreement provides that at the Effective Time, each Option that is not cancelled as described above (an "Assumed Option") will be converted into an option to purchase shares of common stock of Parent. Each Assumed Option will continue to have the same material terms and conditions as were applicable prior to the Effective Time, except that it will become exercisable for the number of shares of Parent common stock determined by multiplying the number of Shares issuable upon the exercise of the Assumed Option immediately prior to the Effective Time by a fraction, the numerator of which is the Offer Price and the denominator of which is the average closing sale price of a share of Parent common stock on the New York Stock Exchange for the five consecutive trading days ending on the date that is two trading days prior to the Effective Time, rounded down to the nearest whole number of shares of Parent common stock. We refer to such fraction as the "Exchange Ratio." The exercise price per Share for each Assumed Option will be determined by dividing the exercise price per Share of each Assumed Option by the Exchange Ratio, rounded up to the nearest cent.

        Treatment of Restricted Shares.    The Merger Agreement provides that as of the Effective Time, each outstanding unvested Share subject to restrictions and forfeiture pursuant to the Company's stock plans ("Restricted Shares") held by a person holding less than an aggregate of 500 Restricted Shares will fully vest and be converted into the right to receive cash in an amount equal to the Merger Consideration.

        The Merger Agreement further provides that as of the Effective Time, any outstanding Restricted Shares held by a person holding 500 or more Restricted Shares will not become vested as a result of the Merger.

        The Merger Consideration payable for such Restricted Shares will be subject to the same restrictions and vesting arrangements as were applicable to such Restricted Shares prior to the Effective Time. Therefore the Merger Consideration for such Restricted Shares will not become payable to the holder thereof until such times as such Restricted Shares would have become vested under the vesting schedule in place for such Shares prior to the Effective Time. Parent also will be entitled, on the terms and conditions in effect prior to the Effective Time, to exercise any existing repurchase rights of the Company applicable to the Restricted Shares by retaining the Merger Consideration for such unvested Shares and instead paying the holder the applicable repurchase price that was in effect for such Restricted Shares prior to the Effective Time.

        Treatment of ESPP.    Pursuant to the Merger Agreement, on the earlier of the Appointment Time and August 31, 2007, each outstanding purchase right under the Company's Employee Stock Purchase Plan ("ESPP") will be automatically exercised and each ESPP participant's accumulated payroll contribution applied to the purchase of Shares in accordance with the ESPP, and the ESPP will terminate. From and after July 20, 2007, the Company will not permit any new offering period under the ESPP to commence, nor will it permit any participant to increase the rate of his or her payroll deductions under the ESPP.

        Board of Directors.    The Merger Agreement provides that after the Appointment Time, we will be entitled to designate for election or appointment such number of directors (rounded up to the next whole number) on the Company's board of directors equal to the number of directors on the board (giving effect to any increase in the number of directors) multiplied by the percentage that the number of Shares beneficially owned by Parent, Purchaser and its affiliates bears to the total number of then outstanding Shares. Promptly following our request, the Company will take all action necessary to cause our designees to be elected or appointed to the Company's board of directors and to constitute substantially the same percentage (rounding up where appropriate) as is on the board on each committee of the board and each board of directors of each subsidiary of the Company.

        We currently anticipate that we will designate Charles N. Charnas, Lester D. Ezrati, Michael J. Holston, Catherine A. Lesjak, John N. McMullen and Paul T. Porrini to serve as directors of the Company following the Appointment Time. We expect that such representation would permit us to exert substantial influence over the Company's conduct of its business and operations.

        Following the election or appointment of our designees to the Company's board of directors, the Company will cause the board to maintain three current directors, each of whom will be an "independent director" under Nasdaq rules and eligible to serve on the Company's audit committee under the Exchange Act. Until the Effective Time, the affirmative vote of a majority of these continuing directors will be required for the Company to amend or terminate the Merger Agreement, exercise or waive any rights of the Company under the Merger Agreement, extend the time for performance or waive any of the obligations of Parent or Purchaser under the Merger Agreement, amend the Company's certificate of incorporation or bylaws or take any other board action in connection with the Merger Agreement that would, in either case, adversely affect stockholders other than Parent or Purchaser.

        Representations and Warranties.    The Merger Agreement contains various customary representations and warranties from both Parent and Purchaser as well as the Company.

        Conduct of Company's Business Pending Merger.    The Company is subject to restrictions on the conduct of its business from July 20, 2007 until our designees constitute a majority of the Company's board of directors or, if earlier, the Effective Time. The Company has agreed that during this period, it will conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve its business organizations, maintain satisfactory relations with, and keep the services of, its officers and key employees, maintain in effect all of its material government licenses, approvals and authorizations and preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with the Company. Without limiting the generality of the foregoing, the Company also has agreed, subject to some exceptions, that neither it nor any of its subsidiaries will do any of the following without the prior written consent of Parent (which consent cannot be unreasonably withheld or delayed):

  •
  amend its certificate of incorporation or bylaws or comparable organizational documents;

  •
  split, combine, subdivide or reclassify any shares of its capital stock;

  •
  declare, set aside or pay any dividend or other distribution with respect to the Company's capital stock;

  •
  with certain exceptions, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to its unissued capital stock obligating it to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or voting debt of, or other equity interest in, the Company or its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating it to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment;

  •
  issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Option, Restricted Shares or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock, or grant to any person any right the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of Shares pursuant to the exercise of the Options outstanding on July 20, 2007, (ii) the issuance of Shares pursuant to the ESPP and (iii) the grant of Options and the issuance of Restricted Shares with respect to an aggregate of not more than 800,000 Shares to employees of the Company;

  •
  acquire (i) except in the ordinary course of business, any assets having a fair market value in the aggregate in excess of $5 million or (ii) any equity interests in any person or any business or division of any person or all or substantially all of the assets of any person (or business or division thereof);

  •
  transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales or licenses in the ordinary course consistent with past practice and (ii) dispositions of equipment and property no longer used in the operation of the business;

  •
  (i) incur or assume any long-term or short-term indebtedness except (a) accounts payable to trade creditors or (b) short-term indebtedness incurred in the ordinary course consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, other than with respect to subsidiaries of the Company in the ordinary course consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other person, other than loans, advances or capital contributions to, or investments in, wholly owned subsidiaries of the Company made in the ordinary course consistent with past practice;

  •
  except as required by applicable law or the terms of any agreement existing on July 20, 2007, and in the case of any officer or director of the Company only to the extent that the Company's compensation committee has duly approved such action as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act, make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors, employees, agents or consultants or enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its officers, directors, employees, affiliates or agents or consultants (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to a benefit plan of the Company or its subsidiaries or otherwise;

  •
  except as required by applicable law or the terms of any agreement or plan existing on July 20, 2007, and in the case of any officer or director of the Company only to the extent that the Company's compensation committee has duly approved such action as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act: (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company or any Company subsidiary of any amount relating to unused vacation days; or (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any employee benefit or compensation plan, agreement or arrangement, or any employment agreement with or for the benefit of any director, officer, employee or agent of the Company or any of its subsidiaries, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

  •
  announce or implement any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees other than routine employee terminations;

  •
  other than in the ordinary course of business, incur any capital expenditures in excess of $2 million, in the aggregate, except those contemplated in the capital expenditures budgets made available to Parent;

  •
  enter into any agreement or arrangement that limits or otherwise restricts the Company, any Company subsidiary, or, after the Merger, Parent or its subsidiaries or any successor thereto from engaging or competing in any line of business or in any location;

  •
  except with respect to certain customer contracts or intellectual property licenses, amend or modify in any material respect or terminate any material contract of the Company or any of its subsidiaries (other than permitting expiration of such contract in accordance with its terms) or otherwise waive, release or assign any material rights, claims, benefits or obligations of the other party thereunder, or enter into any contract that would be a material contract;

  •
  settle, pay or discharge any litigation, investigation or arbitration, other than (i) the satisfaction, in the ordinary course consistent with past practice, of claims disclosed or reserved against in the Company's historical financial statements in amounts no greater than the amount reserved with respect to the relevant claim therein and (ii) settlements, payments or discharges in exchange for a general release and a dismissal of claims where the amount paid (after giving effect to insurance proceeds actually received) does not exceed $2 million in the aggregate;

  •
  permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without reasonable prior notice to Purchaser;

  •
  change any of its material accounting methods, except as required by GAAP or Regulation S-X promulgated under the Exchange Act, as concurred in by its independent registered public accountants;

  •
  revalue in any material respect any of its material assets, other than in the ordinary course consistent with past practice;

  •
  make or change any material tax election, adopt or change any accounting method in respect of taxes, file any amended tax returns, enter into any material tax allocation agreement, tax sharing agreement or closing agreement with respect to any material taxes, settle or consent to any material tax claim, take any affirmative action to surrender any right to claim a refund of material taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

  •
  adopt any stockholder rights plan or otherwise take any action which would, directly or indirectly, restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, Shares acquired or controlled by Parent or Purchaser;

  •
  except as required by applicable law, convene any meeting of the stockholders of the Company other than the special meeting for approval of the adoption of the Merger Agreement, if required;

  •
  exempt any person from, or make any acquisition of securities by any person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to an Acquisition Proposal as defined in the Merger Agreement (see "—Nonsolicitation Obligation") or otherwise, including the restrictions on "business combinations" set forth in Section 203 of the Delaware General Corporation Law, except for Parent, Purchaser or any of their respective subsidiaries or affiliates, or the acquisition of Shares pursuant to the Merger Agreement;

  •
  enter into or amend any license agreement in each case in a manner that would provide any person with the right to receive or use Company source code in the event of a change in control or transfer of the assets of Company or any exclusive rights with respect to any material intellectual property owned by, or licensed to, the Company or any Company subsidiary;

  •
  modify the Company's standard warranty terms for any products or service offerings currently marketed by the Company or any of its subsidiaries in any manner that is likely to be materially adverse to the Company and its subsidiaries, taken as a whole; and

  •
  agree or authorize in writing to do any of the foregoing.

        Consents and Approvals.    In the Merger Agreement, each of the Company, Parent and Purchaser agreed to use its reasonable efforts to:

  •
  take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement as promptly as reasonably practicable;

  •
  obtain from government entities any consents, licenses, permits, waivers, approvals or orders required in connection with these transactions;

  •
  make or cause to be made any applications or filings required under applicable laws in connection with these transactions, pay any associated fees and comply promptly with any request from any government entity relating to such applications or filings;

  •
  coordinate and cooperate with each other with respect to such approvals, applications and filings;

  •
  obtain any material third party consents required in connection with the transactions contemplated by the Merger Agreement; and

  •
  if a governmental entity institutes or threatens any action or proceeding challenging such transactions, cooperate and use reasonable best efforts to contest and resist such action or proceeding.

        Notwithstanding the foregoing, none of Parent, the Company or their respective subsidiaries will be required to agree to any Divestiture as defined under Section 15—"Conditions to the Offer" in connection with the receipt of any necessary governmental approvals or clearances, and none of them shall offer or agree to any such Divestiture without the consent of Parent.

        Indemnification; Insurance.    In the Merger Agreement, Parent agreed to honor, and to cause the Surviving Corporation to honor, all obligations of the Company and its subsidiaries to their current and former directors and officers (the "Covered Persons") to the fullest extent permitted under Delaware law and under the Company's and its subsidiaries' respective existing certificates of incorporation, by-laws and indemnification agreements. Parent also agreed to advance expenses of each Covered Person incurred in the defense of any claim subject to indemnification by Parent or the Surviving Corporation, subject to repayment in the event the Covered Person is determined not to be entitled to such indemnification.

        Parent also agreed to maintain all existing directors' and officers' liability insurance with respect to claims arising from events for a period commencing on the election or appointment of our designees to the Company's board of directors and ending not less than 6 years following the Effective Time, with aggregate premiums for such insurance not to exceed 300 percent of the aggregate annualized premiums paid by the Company during the 12 month period ending at the Effective Time. Alternatively, Parent may direct the Company to purchase a prepaid director and officer "tail" policy for such six year period, which policy will provide coverage in the equivalent amount and on no less favorable terms as the Company's current directors' and officers' liability insurance.

        Nonsolicitation Obligation.    The Merger Agreement provides that the Company will not, and will cause its subsidiaries and their respective officers and directors not to, and will not authorize the Company's employees, investment bankers, attorneys, accountants and other advisors or representatives to, directly or indirectly:

  •
  solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making or submission of, any offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, as defined below;

  •
  participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any subsidiary or give access to the assets, books, records or employees of the Company, or any of its subsidiaries, to any third party relating to or that would reasonably be expected to lead to an Acquisition Proposal;

  •
  terminate, amend or waive, or fail to enforce any rights under, any "standstill" or similar agreement between the Company and any of its subsidiaries and any third party;

  •
  enter into any agreement, or understanding with respect to or contemplating an Acquisition Proposal or enter into any agreement or understanding requiring the Company to abandon or fail to consummate the Offer and Merger;

  •
  withdraw, qualify, modify, change or amend (or publicly propose to withdraw, qualify, modify, change or amend), in any manner adverse to Parent or Purchaser, the recommendation of the Company's board of directors that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer and, if necessary, adopt the Merger Agreement; or

  •
  approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any acquisition agreement, merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or resolve, propose or agree to do any of the foregoing.

        However, at any time prior to the Appointment Time, if the Company:

  •
  receives an unsolicited bona fide Acquisition Proposal from a third party under circumstances in which the Company and its representatives have complied in all material respects with its non-solicitation obligations described above, and

  •
  the Company's board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal, then the Company may, after giving Parent 48 hours prior written notice:

  •
  furnish information to such third party pursuant to a confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality agreement between Parent and the Company (provided that a copy of all such information is delivered simultaneously to Parent to the extent it has not previously been furnished to Parent), and

  •
  participate in discussions or negotiations with such third party regarding such Acquisition Proposal.

        In addition, the Company has agreed to promptly (and in any event within 24 hours) notify Parent of any Acquisition Proposal, or any request for information or inquiry relating to, or that would reasonably be expected to lead to, an Acquisition Proposal, received by the Company. The notification must include (i) the applicable written Acquisition Proposal, request or inquiry (or, if oral, a description of the material terms and conditions), and (ii) the identity of the person making such Acquisition Proposal, request or inquiry. The Company has agreed to keep Parent informed on a reasonably current basis of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and to provide Parent with prior notice of any meeting of the Company's board of directors at which the board is reasonably expected to consider an Acquisition Proposal.

        Under the Merger Agreement, the term "Acquisition Proposal" means any inquiry, offer, proposal or indication of interest, whether or not in writing, that relates to any transaction or series of related transactions involving (i) any merger, consolidation, recapitalization, liquidation or other business combination pursuant to which the Company's stockholders immediately preceding such transaction would hold less than 85 percent of the equity or voting securities of the surviving or resulting entity of such transaction, (ii) the issuance or acquisition of shares of any class of capital stock or other equity securities of (a) the Company representing more than 15 percent of the outstanding shares of any class of capital stock of the Company by any person or "group" or (b) any Company subsidiary whose assets constitute 15 percent or more of the Company's consolidated assets, (iii) any tender or exchange offer that if consummated would result in any person or "group" beneficially owning shares of any class of capital stock or other equity securities representing more than 15 percent of the outstanding shares of any class of capital stock of the Company, (iv) the acquisition, license, lease, purchase or other disposition of assets that constitute 15 percent or more of the Company's total assets, other than transactions in the ordinary course of business or consistent with past practice, or (v) any combination of the foregoing.

        Under the Merger Agreement, the term "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal received by the Company after July 20, 2007 (provided that the applicable percentage in clause (i) of the definition of "Acquisition Proposal" is 20 percent as opposed to 85 percent and the applicable percentages in clauses (ii), (iii) and (iv) of such definition is 80 percent as opposed to 15 percent) that is not subject to any financing condition or contingency and that the Company's board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, is reasonably capable of being consummated in accordance with its terms and would, if consummated, be more favorable to holders of Shares than the transactions contemplated by the Merger Agreement (after taking into account any adjustment to the terms and conditions of the Merger Agreement proposed by Parent in response to such Acquisition Proposal).

        Notwithstanding the foregoing, the Company is not prohibited from (i) issuing a "stop-look-and listen communication" pursuant to Rule 14d-9(f) or taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its stockholders if the Company's board of directors determines in good faith, after consultation with its outside legal counsel, that failure to do so would be reasonably likely to result in a breach of the board's fiduciary duties to the Company's stockholders under applicable law.

Change in Recommendation/Termination in Connection with a Superior Proposal

        The Merger Agreement provides that, subject to some exceptions, neither the Company's board of directors nor any committee thereof will withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to Parent or Purchaser, the recommendation of the Company's board of directors that the stockholders of the Company accept the Offer, tender their Shares in the Offer and, if necessary, approve the Merger.

        At any time prior to the Appointment Time, if the Company receives an unsolicited Acquisition Proposal that the Company's board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, is a Superior Proposal, then the Company's board of directors may, if it determines in good faith, after consultation with outside counsel and consideration of any changes that Parent proposes to make to the Merger Agreement, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable law,

  •
  withdraw, qualify, modify, change or amend (or publicly propose to withdraw, qualify, modify, change or amend) in a manner adverse to Parent or Purchaser, the recommendation of the Company's board of directors with respect to the Offer and Merger; and/or

  •
  terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal.

        However, the Company may not terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, unless in advance of or concurrently with such termination the Company pays Parent a $50 million termination fee as described in further detail in "—Termination Fee" below.

        Furthermore, the Company's board of directors may not withdraw, modify, change or amend its recommendation with respect to the Offer and the Merger in any manner adverse to Parent as described above or terminate the Merger Agreement pursuant as described above unless:

  •
  the Company has provided at least five business days prior written notice to Parent of its intention to take such action, specifying the material terms and conditions of the Superior Proposal (including the identity of the party and a copy of such Superior Proposal); and

  •
  the Company and its representatives have, during the five business day period following Parent's receipt of written notice, negotiated with Parent in good faith regarding possible changes to the terms of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

        In addition, other than in connection with an Acquisition Proposal, the Company's board of directors may (no earlier than five business days after notifying Parent of its intention to do so) withdraw, qualify, modify, change or amend (or publicly propose to withdraw, qualify, modify, change or amend), in a manner adverse to Parent or Purchaser, its recommendation with respect to the Offer and Merger if, at any time prior to the Appointment Time, it determines in good faith after consultation with its financial advisor and outside counsel that failure to do so would be a breach of its fiduciary duties under applicable law (after taking into account any changes to the Merger Agreement proposed by Parent in response to the notice of the board's intention to change its recommendation).

Termination of the Merger Agreement

        The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Appointment Time:

          1)    by either Parent or the Company if the Appointment Time has not occurred by midnight, New York City time on January 20, 2008 (the "Initial Outside Date"), or if applicable, April 20, 2008 (the "Extended Outside Date"). The Extended Outside Date will be applicable if all of the conditions to the Offer have been satisfied or waived by the Initial Outside Date except the condition relating to the expiration or termination of all waiting periods or receipt of all approvals under applicable United States, Chinese and German antitrust laws. However, the right to terminate the Merger Agreement as described in this paragraph (1) will not be available to any party whose material breach of any representation, warranty, covenant or agreement in the Merger Agreement is the principal cause of, or resulted in, our failure to accept for payment all such Shares tendered in the Offer prior to the Initial Outside Date or Extended Outside Date, as applicable.

          2)    by Parent if:

              (i)  there has been a breach of any representation, warranty, covenant or agreement of the Company in the Merger Agreement that would cause the conditions to the Offer described in paragraphs (3) or (5) of Section 15—"Conditions to the Offer," to be incapable of being satisfied by the Initial Outside Date or Extended Outside Date, as applicable, and such breach is not curable or, if curable, has not been cured within 20 days after Parent has delivered written notice of such breach to the Company;

             (ii)  the Company's board of directors or any committee thereof has withdrawn, qualified, modified, changed or amended (or publicly proposed to withdraw, qualify, modify, change or amend), in any manner adverse to Parent or Purchaser, the board's recommendation with respect to the Offer and Merger (whether or not in compliance with the Merger Agreement);

            (iii)  the Company or any of its representatives has violated or breached in any material respect the obligations with respect to Acquisition Proposals as described above under—"Nonsolicitation Obligation;"

            (iv)  the Company's board of directors or any committee thereof has approved or recommended (or publicly proposes to approve or recommend) any Acquisition Proposal (whether or not a Superior Proposal) other than the Offer and Merger;

             (v)  after a tender offer or exchange offer that, if successful, would result in any person or "group" becoming a beneficial owner of 20 percent or more of the outstanding Shares is commenced (other than by Parent or Purchaser), the Company's board of directors fails to recommend that the Company's stockholders not tender their Shares in such offer within 10 business days after commencement of such offer;

            (vi)  the Company fails to include the recommendation of its board of directors in the Schedule 14D-9 or to permit us to include the board's recommendation with respect to the Offer and Merger in our Offer documents; or

           (vii)  the Company's board of directors fails to reconfirm its recommendation with respect to the Offer and Merger within five business days following Parent's request to do so.

          If Parent terminates the Merger Agreement in the circumstances described in paragraphs 2(ii), 2(iii), 2(iv), 2(v), 2(vi) or 2(vii) above, then the Company must pay a $50 million termination fee in cash to Parent no later than two business days after the termination date.

          3)    by the Company if:

              (i)  we fail to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within 10 business days after July 20, 2007;

             (ii)  there has been a material breach of any representation, warranty, covenant or agreement of Parent or Purchaser in the Merger and such breach is not curable or, if curable, has not been cured within 20 days after the Company has delivered written notice of such breach to Parent; or

            (iii)  the Company's board of directors has withdrawn, qualified, modified, changed or amended (or publicly proposed to withdraw, qualify, modify, change or amend) in any manner adverse to Parent or Purchaser, the board's recommendation with respect to the Offer and Merger in response to a Superior Proposal pursuant to and in compliance with the Merger Agreement (as described above under "—Change of Recommendation/Termination in Connection with Superior Proposal") and immediately prior to the termination of the Merger Agreement, the Company pays to Parent a $50 million termination fee.

        The Merger Agreement also may be terminated and the Offer and Merger may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof, if a court of competent jurisdiction or other governmental entity of competent jurisdiction located within the United States shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the Offer and Merger or by mutual written consent of Parent and the Company.

Termination Fee

        The Company must pay a $50 million termination fee in cash to Parent:

          1)    if Parent terminates the Merger Agreement in the circumstances described in paragraphs 2(ii), 2(iii), 2(iv), 2(v), 2(vi) or 2(vii) above under "—Termination of the Merger Agreement," in which case the Company must pay the $50 million termination fee to Parent no later than two business days after the termination date;

          2)    if the Company terminates the Merger Agreement upon a change in recommendation of its board of directors with respect to the Offer and Merger in response to a Superior Proposal pursuant to and in compliance with the Merger Agreement, in which case the Company must pay the $50 million termination fee immediately prior to the termination of the Merger Agreement as a condition to such termination; or

          3)    if (i) the Merger Agreement has been validly terminated by either Parent or Company if the Appointment Time has not occurred by the Initial Outside Date or, if applicable, the Extended Outside Date, (ii) prior to such termination, an Acquisition Proposal has been publicly announced, or has become publicly known, and not publicly withdrawn; and (iii) any Third Party Acquisition

  Event occurs prior to, concurrently with or within the 12 month period following such termination, then the Company must pay such $50 million termination fee upon the earlier of the date of entry into a definitive agreement with respect to, and the date of the consummation of, such Third Party Acquisition Event. Under the Merger Agreement, a "Third Party Acquisition Event" means any transaction or series of related transactions that relates to (i) a merger, consolidation, recapitalization, liquidation or other business combination pursuant to which the Company's stockholders would hold less than 50 percent of the equity or voting securities of the surviving or resulting entity of such transaction, (ii) the issuance or acquisition of shares of any class of capital stock or other equity securities of (A) the Company representing more than 50 percent of the outstanding shares of any class of capital stock of the Company by any person or "group" or (B) any Company subsidiary or subsidiaries whose assets constitute 50 percent or more of the Company's consolidated assets, taken as a whole, (iii) any tender or exchange offer that if consummated would result in any person or "group" beneficially owning shares of any class of capital stock or other equity securities representing more than 50 percent of the outstanding shares of any class of capital stock of the Company, (iv) the acquisition, license, lease, purchase or other disposition of assets that constitute 50 percent or more of the Company's consolidated assets, other than transactions in the ordinary course of business or consistent with past practice, or (v) any combination of the foregoing.

Tender and Stockholder Support Agreements.

        The officers and directors of the Company listed below, as well as certain trusts and limited partnership entities affiliated with certain of such persons, as beneficial owners of the Shares and Shares issuable upon exercise of outstanding options next to their names below, entered into tender and stockholder support agreements with us, dated as of July 20, 2007 (the "Tender and Stockholder Support Agreements"), that, among other things (i) restrict the transfer of their Shares, (ii) obligate them to vote their Shares in favor of the Merger (including adoption of the Merger Agreement) and against any action or agreement which would materially impede, interfere with, or prevent, the Merger, and (iii) obligate them to tender, and not withdraw, all their Shares prior to the expiration of the Offer:

	As of July 16, 2007
Stockholder	Shares beneficially owned excluding Shares issuable upon exercise of outstanding Options (vested and unvested)	Shares issuable upon exercise of outstanding Options (vested and unvested)	Total Shares beneficially owned
Marc L. Andreessen	7,896,785	1,982,000	9,878,785
Jordan J. Breslow	1,951	622,875	624,826
William V. Campbell	75,000	200,000	275,000
David F. Conte	83,360	647,024	730,384
Mark D. Cranney	131,586	1,250,000	1,381,586
Sachin Gupta	286,305	850,000	1,136,305
Timothy A. Howes	2,893,074	876,789	3,769,863
Benjamin A. Horowitz	4,078,853	3,000,000	7,078,853
Simon M. Lorne	7,000	175,000	182,000
John L. O'Farrell	35,135	1,319,750	1,354,885
Michael S. Ovitz	1,063,312	250,000	1,313,312
Sharmila N. Shahani	119,799	848,416	968,215
Michelangelo A. Volpi	84,631	150,000	234,631

        Based on the number of Shares outstanding as of July 16, 2007, the number of Shares collectively beneficially owned by these stockholders and certain trusts and limited partnership entities affiliated with certain of such persons (excluding the shares issuable upon exercise of outstanding Options set forth above) represent approximately 15.8 percent of the Company's issued and outstanding common stock. Any Shares acquired by such stockholders after July 20, 2007 and prior to the termination of the applicable Tender and Stockholder Support Agreement will also be subject to the Tender and Stockholder Support Agreement. Subsequent to July 20, 2007, certain of these officers and directors made contributions of a portion of these Shares to certain charitable or not-for-profit organizations and the recipients of such contributions entered into agreements with us on substantially the same terms and conditions as the Tender and Stockholder Support Agreements.

        This summary is qualified in its entirety by reference to the Form of Tender and Stockholder Support Agreement, which is filed as Exhibit 2 to the Schedule 13D filed by us on July 30, 2007 and is incorporated by reference herein.

Confidentiality Agreement.

        Parent and the Company entered into a mutual nondisclosure agreement, dated as of May 9, 2007 (the "Confidentiality Agreement"), in connection with the consideration of a possible negotiated transaction involving the Company. Under the Confidentiality Agreement, Parent and the Company agreed, subject to certain exceptions, to keep confidential any non-public information concerning each other and their affiliates and Parent agreed to certain "standstill" provisions for the protection of the Company. This summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which has been filed as Exhibit (d)(3) to the Tender Offer Statement on Schedule TO filed by us on August 3, 2007 and is incorporated herein by reference.

14.   Dividends and Distributions.

        As discussed in Section 13—"The Transaction Documents" above, the Merger Agreement provides that from July 20, 2007 until Purchaser's designees constitute a majority of the Company's board of directors or, if earlier, the Effective Time, the Company and its subsidiaries will not, without the prior written consent of the Parent, (i) declare, set aside or pay any dividend or other distribution with respect to the Company's capital stock; (ii) split, combine, subdivide or reclassify any shares of its capital stock; (iii) subject to certain exceptions, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to its unissued capital stock obligating it to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or voting debt of, or other equity interest in, the Company or its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating it to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; or (iv) issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Option, Restricted Shares or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock, or grant to any person any right the value of which is based on the value of Shares or other capital stock, other than (a) the issuance of Shares pursuant to the exercise of the Options outstanding on July 20, 2007, (b) the issuance of Shares pursuant to the ESPP and (c) the grant of Options and the issuance of Restricted Shares with respect to an aggregate of not more than 800,000 Shares.

15.   Conditions to the Offer.

        Notwithstanding any other provisions of the Offer, we shall not be required to, and Parent shall not be required to cause us to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any tendered Shares, and we may (subject to any such rules or regulations) delay the acceptance for payment of any tendered Shares if, at or prior to the scheduled expiration of the Offer (i) the Minimum Condition shall not have been satisfied; (ii) any waiting periods or extensions thereof under the HSR Act applicable to the Offer shall not have expired or been terminated or any approvals required under the applicable antitrust laws of China and Germany applicable to the Offer shall not have been obtained, in each case, free of any condition or requirement imposing any Divestiture as defined below; or (iii) any of the following conditions exist or has occurred and is continuing as of the time of the scheduled expiration of the Offer (as it may be extended in accordance with the Merger Agreement):

          1)    any final, non-appealable injunction by any court or governmental entity of competent jurisdiction prohibiting, restraining or enjoining the consummation of the Offer or the Merger shall have been issued and be in effect;

          2)    any suit, action or proceeding shall have been commenced and be pending by any governmental entity of competent jurisdiction wherein an unfavorable injunction, judgment, order, decree or ruling would (i) prohibit, restrain or enjoin the consummation of the Offer or the Merger or (ii) result in any Divestiture;

          3)    (i) any representation or warranty of the Company in the Merger Agreement (other than those relating to its capital structure, corporate authority or board approval of the Merger Agreement and the transactions contemplated thereby) shall have been inaccurate as of July 20, 2007 or the Expiration Date (or as of the specified date of any representation or warranty that speaks only as of a specified date) and such inaccuracies shall not have been cured and would have, individually or in the aggregate, a Company Material Adverse Effect (disregarding all references in such representation and warranty to the term "Company Material Adverse Effect" and other qualifications based on the word "material," except for the reference to the term "Company Material Adverse Effect" in the representation relating to the absence of a Company Material Adverse Effect); (ii) any representation or warranty of the Company relating to its capital structure shall have been inaccurate in any material respect as of the specified date on which it was made, and such inaccuracy shall not have been cured (these representations and warranties will be deemed to be materially inaccurate if the Company's fully diluted capitalization exceeds by more than 500,000 shares the amount described in such representations and warranties); or (iii) any representation or warranty of the Company relating to corporate authority or board approval shall have been inaccurate in any material respect as of July 20, 2007 or the Expiration Date (or as of the specified date of any representation or warranty that speaks only as of a specified date) and the inaccuracy in such representation or warranty shall not have been cured in all material respects;

          4)    since July 20, 2007, any Company Material Adverse Effect shall have occurred and continue to exist;

          5)    the Company shall have breached in any material respect, or failed in any material respect to perform or to comply with, any material covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured in all material respects; or

          6)    the Merger Agreement shall have been validly terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser in whole or in part at any time and from time to time in our sole discretion, subject in each case to the terms of the Merger Agreement (which provides, among other things, that the Minimum Condition may be waived by Parent and Purchaser only with the prior written consent of the Company). The foregoing conditions are in addition to, and not a limitation of the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. A failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        Under the Merger Agreement, the term "Company Material Adverse Effect" means any change, effect, development, circumstance or condition that, individually or when taken together with all other changes, effects, developments, circumstances or conditions that exist at the date of determination, has or is reasonably likely to have a material adverse effect on (i) the liabilities, financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement. However, the following do not constitute a Company Material Adverse Effect as described under clause (i) or will not be taken into account when determining whether a Company Material Adverse Effect as described under clause (i) has occurred or is reasonably likely to exist: (A) conditions (or changes therein) in any industry or industries in which the Company operates to the extent that such conditions do not have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other companies operating in such industry or industries, (B) general market, economic or political conditions (or changes therein) in the United States, in any country in which the Company or any of its subsidiaries conducts business or in the global economy as a whole to the extent that such conditions do not have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other companies operating in such industry or industries, (C) any generally applicable change in law, rule or regulation or generally accepted accounting principles or interpretation of any of the foregoing to the extent that such conditions do not have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other companies operating in such industry or industries, (D) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, (E) any changes resulting from, arising out of or related to the announcement of the execution of the Merger Agreement or the pendency of the Offer and/or the Merger, (F) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company with its single largest customer or single largest original equipment manufacturer, (G) any changes resulting from any actions taken by the Company or its subsidiaries that are expressly requested or consented to by Parent or Purchaser, (H) the failure to take action as a result of any restrictions or prohibitions on the conduct of the Company's business pending the Merger with respect to which Parent has refused, upon the Company's written request, to provide a waiver, (I) changes in the price of the Company's common stock or the trading volume of the Company's common stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account), (J) any failure by the Company to meet any published analyst estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account), and (K) the filing, defense or settlement of any stockholder class action or derivative litigation commenced against the Company or its directors on or after the date of this Agreement to the extent based on allegations that (1) either the Company's entry into the Merger Agreement or the terms and conditions of the Merger Agreement constituted a breach of the fiduciary duties of the Company's board of directors or (2) there has been one or more violations of securities laws in connection with the Schedule 14D-9 or our Tender Offer Statement on Schedule TO with respect to the Offer, the Offer to Purchase, the Letter of Transmittal or summary advertisement.

        Under the Merger Agreement, the term "Divestiture" means (i) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or the Company or any of their respective affiliates, (ii) the imposition of any limitation or restriction on the ability of Parent or any of its affiliates to freely conduct their business or the business of the Company or its affiliates or own such assets which would be reasonably expected to have a material adverse effect on the Company taken as a whole with its subsidiaries or on the Company and its subsidiaries taken as a whole with Parent's software business segment, or (iii) the holding separate of the Shares or any limitation or regulation on the ability of Parent or any of its affiliates to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company.

16.   Certain Regulatory and Legal Matters.

        Except as set forth in this Section 16, we are not aware of any material approval or other action by any governmental or administrative agency that is required for our acquisition or ownership of Shares as contemplated by the Offer. However, we and our advisors currently are reviewing whether any other approval or other action will be required by any other governmental or administrative agency in connection with the Offer and the Merger. Should any such approval or other action be required, we expect it will be sought, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to our right to decline to purchase Shares if any of the conditions to the Offer shall not have been satisfied. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

  Antitrust Matters.

        United States.    Under the HSR Act, our acquisition of Shares in the Offer may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Division") and the Federal Trade Commission (the "FTC") and a required waiting period has expired or otherwise terminated. The rules promulgated under the HSR Act require Parent and the Company to file a Notification and Report Form (the "Form") with the Division and the FTC and provide that the acquisition of Shares in the Offer may not be consummated earlier than 15 days after receipt of Parent's Form by the Division and the FTC, unless such period is earlier terminated. Within such 15 day period the Division or the FTC may request additional information or documentary material from Parent and the Company, unless such period is earlier terminated. In the event of such request, the acquisition of Shares in the Offer may not be consummated until 10 days after receipt of such additional information or documentary material by the Division or the FTC from us and the Company. Parent and the Company will file its Form with the Division and the FTC on August 3, 2007. Accordingly, the waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on August 20, 2007, unless such period is terminated earlier or extended.

        China.    The Regulations on Merger with and Acquisitions of Domestic Companies by Foreign Investors (the "M&A Regulations") require Parent to file a Merger Notification with the Ministry of Commerce and State Administration of Industry and Commerce and provide that the acquisition of Shares in the Offer shall not occur until a 30 working day waiting period has expired or otherwise terminated. Parent filed a Merger Notification with the Ministry of Commerce and State Administration of Industry and Commerce on August 3, 2007. Therefore, the waiting period under the M&A Regulations will expire on September 13, 2007, unless terminated earlier or extended.

        Germany.    The Act against Restraints of Competition ("ARC") requires Parent and the Company to file a notification with the Federal Cartel Office ("FCO") and provides that the acquisition of Shares in the Offer shall not occur until the one month waiting period, or in case of an in-depth investigation, a waiting period of four months, from submission of a complete notification to the FCO has expired or otherwise terminated. Parent will file a notification with the FCO on August 3, 2007 on behalf of itself and the Company. The FCO may request additional information anytime within the waiting period. Therefore, the one month waiting period under the ARC will expire on September 3, 2007, unless terminated earlier or extended.

        Italy.    Under applicable Italian law, our acquisition of Shares in the Offer requires Parent to file a notification with the Autorità Garante della Concorrenza e del Mercato (the "Italian Competition Authority"). The Italian Competition Authority has 30 calendar days from the submission of Parent's complete notification to approve the acquisition or open an in-depth investigation, which has a maximum review period of an additional 75 calendar days. We may consummate the Offer prior to receiving approval from the Italian Competition Authority. Parent expects to file a notification with the Italian Competition Authority during the week commencing August 6, 2007.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The Company may apply to the SEC to terminate such registration if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for trading on Nasdaq. Parent currently intends to and will cause the Surviving Corporation to terminate the registration of the Shares under the Exchange Act upon completion of the Merger.

        State Takeover Laws.    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware General Corporation Law prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15 percent or more of a corporation's outstanding voting stock) for a period of 3 years following the date such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder." As the Company's board of directors already has approved the Offer and the Merger, Section 203 is not applicable to the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

        A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

        The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15—"Conditions to the Offer."

17.   Appraisal Rights.

        No appraisal rights are available with respect to Shares tendered and accepted for purchase in the Offer. However, if the Merger is consummated, stockholders who do not tender their Shares in the Offer will have certain rights under Delaware law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote or other action was taken approving the Merger (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the Offer or the Merger Consideration.

        In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

        If any holder of Shares who demands appraisal under Delaware law fails to perfect, or effectively withdraws or loses his rights to appraisal as provided under Delaware law, each Share of such stockholder will be converted into the right to receive the Offer Price. A stockholder may withdraw his demand for appraisal by delivering to the Company a written withdrawal of his demand for appraisal and acceptance of the Merger.

        The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

        You cannot exercise appraisal rights at this time. The information set forth above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you are entitled to appraisal rights in connection with the Merger, you will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith, including the text of the relevant provisions of Delaware law, before you have to take any action relating thereto.

        If you sell your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, will receive the Office Price therefor.

18.   Fees and Expenses.

        We have retained Innisfree M&A Incorporated as Information Agent, Computershare Trust Company, N.A. as Depositary and J.P. Morgan Securities Inc. as Dealer Manager in connection with the Offer. We will pay the Information Agent, Depositary and Dealer Manager reasonable and customary compensation for their services hereunder and reimburse them for their reasonable out-of-pocket expenses. We and Parent also will indemnify the Information Agent, Depositary and Dealer Manager against certain liabilities in connection with the Offer.

        Except as described above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. However, we will reimburse brokers, dealers, commercial banks and trust companies upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

19.   Miscellaneous.

        The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on our behalf other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by us.

        We have filed with the SEC on August 3, 2007 a Tender Offer Statement on Schedule TO, pursuant to Rule 14d-3 promulgated under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO, including exhibits, and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8—"Certain Information Concerning the Company."

Orca Acquisition Corporation

August 3, 2007

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. The business address of each director and officer is in care of Hewlett-Packard Company, 3000 Hanover Street, Palo Alto, California 94304. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment currently with Purchaser.

        None of the directors and officers of Purchaser listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Other than Catherine A. Lesjak, who is a citizen of Canada, all directors and executive officers listed below are citizens of the United States.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Charles N. Charnas*	49	Mr. Charnas was elected the President and Secretary of Purchaser in July 2007. He has been a director since July 2007. Mr. Charnas was elected Assistant Secretary of Parent in 1999. He was appointed Vice President and Deputy General Counsel of Parent in 2002. Since 1999, he has headed the Corporate, Securities and Mergers and Acquisitions Section of Parent's worldwide legal department. From September 2006 through February 2007, Mr. Charnas also served as Acting General Counsel of Parent.
Catherine A. Lesjak*	48
		Ms. Lesjak was elected Chief Financial Officer of Purchaser in July 2007. She has been a director since July 2007. Please see below under "Directors and Executive Officers of the Parent" for current principal occupation with the Parent and for five-year employment history.
Lester D. Ezrati	56	Mr. Ezrati has been a director since July 2007. He has served as Parent's Senior Vice President of Global Tax since May 1999 and has held various positions in Parent's tax department since 1980.

*
Serves as both an executive officer and director of Purchaser.

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. The business address of each director and executive officer is Hewlett-Packard Company, 3000 Hanover Street, Palo Alto, California 94304. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment currently with Parent.

        None of the directors and executive officers of Parent listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Other than Sari M. Baldauf and Catherine A. Lesjak, who are citizens of Finland and Canada, respectively, all directors and executive officers listed below are citizens of the United States.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Directors:
Lawrence T. Babbio, Jr. Director since 2002	62
		Mr. Babbio served as Vice Chairman and President of Verizon Communications, Inc. (formerly Bell Atlantic Corporation), a telecommunications company, from 2000 until his retirement in the first quarter of 2007. He was a director of Compaq Computer Corporation from 1995 until Parent's acquisition of Compaq in May 2002.
Sari M. Baldauf Director since 2006	51
		Ms. Baldauf served as Executive Vice President and General Manager of the Networks business group of Nokia Corporation, a communications company, from July 1998 until February 2005. She previously held various positions at Nokia since 1983. Ms. Baldauf also serves as a director at SanomaWSOY, a director of F-Secure Corporation, a director of VIT Corporation, the non-executive chairman of the Savonlinna Opera Festival and a member of the Global Board of the International Youth Foundation.
Richard A. Hackborn Director since 1992	70
		Mr. Hackborn has served as Parent's lead independent director since September 2006. Previously, Mr. Hackborn served as Parent's Chairman of the Board from January 2000 to September 2000. He was Parent's Vice President, Computer Products Organization from 1990 until his retirement in 1993 after a 33-year career with Parent.
John H. Hammergren Director since 2005	48
		Mr. Hammergren has served as Chairman of McKesson Corporation, a healthcare services and information technology company, since July 2002 and as President and Chief Executive Officer of McKesson since April 2001. From July 1999 to April 2001, Mr. Hammergren served as Co-President and Co-Chief Executive Officer of McKesson. Mr. Hammergren is also a director of Nadro, S.A. de C.V. (Mexico) and Verispan LLC.

Mark V. Hurd* Director since 2005	50
		Mr. Hurd has served as Chairman of Parent since September 2006 and as Chief Executive Officer, President and a member of the board since April 1, 2005. Prior to that, he served as Chief Executive Officer of NCR Corporation, a technology company, from March 2003 to March 2005 and as President from July 2001 to March 2005. From September 2002 to March 2003 Mr. Hurd was the Chief Operating Officer of NCR, and from July 2000 until March 2003 he was Chief Operating Officer of NCR's Teradata data-warehousing division.
Joel Z. Hyatt Director since 2007	57
		Mr. Hyatt has served as the Chief Executive Officer of Current Media, LLC, a cable and satellite television company, since September 2002. From September 1998 to June 2003, Mr. Hyatt was a Lecturer in Entrepreneurship at the Stanford University Graduate School of Business. Previously, Mr. Hyatt was the founder and Chief Executive Officer of Hyatt Legal Plans, Inc., a provider of employer-sponsored group legal plans.
John R. Joyce Director since 2007	53
		Mr. Joyce has served as a Managing Director at Silver Lake since July 2005. From 1975 to July 2005, Mr. Joyce served in multiple roles for IBM, a global technology firm, including Senior Vice President and Group Executive of the IBM Global Services division; Chief Financial Officer; President, IBM Asia Pacific; and Vice President and Controller for IBM's global operations. He is also a director of Gartner, Inc., Avago Technologies Limited and Serena Software, Inc.
Robert L. Ryan Director since 2004	64
		Mr. Ryan served as Senior Vice President and Chief Financial Officer of Medtronic, Inc., a medical technology company, from 1993 until his retirement in May 2005. He also is a director of UnitedHealth Group Incorporated, General Mills, Inc., The Black and Decker Corporation and Citigroup, Inc.
Lucille S. Salhany Director since 2002	61
		Ms. Salhany has served as President and Chief Executive Officer of JHMedia, a consulting company, since 1997. Since 2003, she has been a partner and director of Echo Bridge Entertainment, an independent film distribution company. From 1999 to March 2002, she was President and Chief Executive Officer of LifeFX Networks, Inc., which filed for federal bankruptcy protection in May 2002. From 1994 to 1997, Ms. Salhany was the Chief Executive Officer and President of UPN (United Paramount Network), a broadcasting company. From 1993 to 1994, she was Chairman of Fox Broadcasting Company, a national television network, and from 1991 to 1993 she was Chairman of Twentieth Television, a division of Fox Broadcasting Company. Ms. Salhany was a director of Compaq from 1997 until HP's acquisition of Compaq in May 2002. Ms. Salhany is also a director of Ion Media Networks, Inc.
G. Kennedy Thompson Director since 2006	56
		Mr. Thompson has served as Chairman of the Board of Wachovia Corporation, a financial services company, since February 2003 and as a director since 1999. He has also served as Chief Executive Officer of Wachovia since April 2000 and as President since 1999. Mr. Thompson also is a director of Wachovia Preferred Funding Corp.

Executive Officers:
R. Todd Bradley	48
		Mr. Bradley was elected Executive Vice President of Parent in June 2005. From October 2003 to June 2005, he served as the Chief Executive Officer of palmOne Inc., a mobile computing company. Mr. Bradley also served as President and Chief Operating Officer of palmOne from May 2002 until October 2003, and from June 2001 to May 2002 he served as Executive Vice President and Chief Operating Officer of palmOne.
Jon E. Flaxman	50
		Mr. Flaxman has served as Executive Vice President and Chief Administrative Officer of Parent since March 2007. He served as Principal Accounting Officer of Parent from February 2005 until February 2007. He was elected Senior Vice President of Parent in 2002 after serving as Vice President and Controller of Parent since May 2001.
Michael J. Holston	44
		Mr. Holston has served as Executive Vice President and General Counsel of Parent since February 2007 and as Secretary of Parent since March 2007. Prior to that, he was a partner in the litigation practice at Morgan, Lewis & Bockius LLP, where, among other clients, he supported Parent as external counsel on a variety of litigation and regulatory matters for more than ten years.
Vyomesh Joshi	53
		Mr. Joshi was elected Executive Vice President of Parent in 2002 after serving as Vice President since January 2001. He became President of Parent's Imaging and Printing Group in February 2001. Mr. Joshi also served as Chairman of Phogenix Imaging LLC, a joint venture between Parent and Kodak, from 2000 until May 2003, when Phogenix was dissolved and Controller of Parent from 2002 until February 2007. Mr. Joshi also is a director of Yahoo! Inc.
Catherine A. Lesjak	48
		Ms. Lesjak has served as Executive Vice President and Chief Financial Officer of Parent since January 2007. She was elected Senior Vice President and Treasurer of Parent in 2003. From May 2002 to July 2003, she was Vice President of Finance for Parent's Enterprise Marketing and Solutions and Vice President of Finance for Parent's Software Global Business Unit. From June 2000 to May 2002, Ms. Lesjak was Controller for the Software Solutions Organization.
Ann M. Livermore	47
		Ms. Livermore was elected Executive Vice President of Parent in 2002 after serving as Vice President since 1995. Since May 2004, she has led Parent's Technology Solutions Group. In April 2001, she became President of HP Services. In October 1999, she became President of Parent's Business Customer Organization. Ms. Livermore also is a director of United Parcel Service, Inc.
John N. McMullen	49	Mr. McMullen has served as Senior Vice President and Treasurer of Parent since March 2007. Previously, he served as Vice President of Finance for Parent's Imaging and Printing Group since May 2002.

Randall D. Mott	51
		Mr. Mott was elected Executive Vice President and Chief Information Officer of Parent in July 2005. From 2000 to June 2005, Mr. Mott was Senior Vice President and Chief Information Officer of Dell Inc., a technology company.
James T. Murrin	46
		Mr. Murrin has served as Senior Vice President, Controller and Principal Accounting Officer of Parent since March 2007. Previously, he served as Vice President of Finance for Parent's Technology Solutions Group since 2004. Prior to that, Mr. Murrin held various other finance positions at Parent since joining the company in 1989.
Marcela Perez de Alonso	53
		Ms. Perez de Alonso was elected Parent's Executive Vice President, Human Resources in January 2004. From 1999 until she joined Parent in January 2004, Ms. Perez de Alonso was Division Head of Citigroup North Latin America Consumer Bank, in charge of the retail business operations of Citigroup in Puerto Rico, Venezuela, Colombia, Peru, Panama, the Bahamas and the Dominican Republic and also in charge of deposit products for the international retail bank until 2002.
Shane V. Robison	53
		Mr. Robison has served as Executive Vice President and Chief Strategy and Technology Officer of Parent since May 2002. He was elected Senior Vice President of Parent in 2002 in connection with Parent's acquisition of Compaq. Prior to joining Parent, Mr. Robison served as Senior Vice President, Technology and Chief Technology Officer at Compaq from 2000 to May 2002.

*
Serves as both an executive officer and director of Parent.

        The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Computershare Trust Company, N.A. Attention: Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	For Eligible Institutions Only: (781) 575-2901 For Confirmation Only: (800) 245-7630	Computershare Trust Company, N.A. Attention: Corporate Actions 250 Royall Street Canton, MA 02021

        If you have questions, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other materials related to the Offer by contacting the Information Agent at the address and telephone number set forth below. These materials will be furnished at our expense. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022

Stockholders Call Toll-Free: (877) 750-5838
Banks and Brokers Call Collect: (212) 750-5833
E-mail: info@innisfreema.com (materials requests only)

The Dealer Manager for the Offer is:

277 Park Avenue, 9th Floor
New York, NY 10172
(212) 622-2922 (collect)
(877) 371-5947 (toll free)

QuickLinks

  Exhibit (a)(1)(i)
OFFER TO PURCHASE FOR CASH All Outstanding Shares of Common Stock of OPSWARE INC. at $14.25 Net Per Share by ORCA ACQUISITION CORPORATION a wholly-owned subsidiary of HEWLETT-PACKARD COMPANY
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
ANNEX I
DIRECTORS AND EXECUTIVE OFFICERS OF PARENT